UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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[ ]  Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to § 240.14a-12

ALLETE, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS—MAY 12, 2009

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

The Annual Meeting of Shareholders of ALLETE, Inc. will be held in the Lake Superior Ballroom of the Duluth Entertainment Convention Center, 350 Harbor Drive, Duluth, Minnesota, on Tuesday, May 12, 2009 at 10:30 a.m. CDT for the following purposes:

1. To elect a Board of eleven directors to serve for the ensuing year;

2. To ratify the appointment of PricewaterhouseCoopers LLP as ALLETE’s independent registered public accounting firm for 2009;

3. To amend Article III of ALLETE’s Amended and Restated Articles of Incorporation to increase the amount of authorized capital stock and common stock;

4. To delete Article V of ALLETE’s Amended and Restated Articles of Incorporation to remove the names and places of residence of the Board of Directors named therein; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record on the books of ALLETE at the close of business on March 13, 2009 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are invited and encouraged to attend the Annual Meeting in person. The holders of a majority of the shares entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

Your early response will facilitate an efficient tally of your votes. To vote your shares online or by a toll-free telephone call, please follow the instructions on your Proxy Card, or if you received these materials electronically, follow the instructions in the e-mail message notifying you of the availability of these materials. To vote by mail, please sign, date, and return your Proxy Card in the envelope provided.

By order of the Board of Directors,

Deborah A. Amberg

Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 24, 2009
Duluth, Minnesota

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 12, 2009: the Company’s Proxy Statement, Annual Report on Form 10-K, and Profile are available at www.ematerials.com/ale.

PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	1
Proxy Solicitation	1
Purpose of Meeting	1
Shareholders Entitled to Vote	1
Shareholders of Record; Beneficial Owners	1
Quorum; Required Votes	2
How to Vote	2
Revocation of Proxies	3
Delivery of Proxy Materials to Households	3
How to Enroll for Electronic Delivery of Future Proxy Materials	3
OWNERSHIP OF ALLETE COMMON STOCK	4
Securities Owned by Certain Beneficial Owners	4
Securities Owned by Directors and Management	4
Section 16(a) Beneficial Ownership Reporting Compliance	5
ITEM NO. 1— ELECTION OF DIRECTORS	6
Nominees for Director	6
CORPORATE GOVERNANCE	8
Corporate Governance Guidelines	8
Director Independence Standards	8
Related Person Transactions and Director Independence Determinations	9
Director Nominations	10
Committee Membership, Meetings, and Functions	11
Communications Between Shareholders and the Board of Directors	12
Common Stock Ownership Guidelines	12
Code of Ethics	12
COMPENSATION DISCUSSION AND ANALYSIS	13
Compensation Philosophy and Objectives	13
Elements of Executive Compensation	15
Benefits	17
Perquisites	18
Employment, Severance, and Change in Control Agreements	18
Process for Determining Executive Compensation	19
EXECUTIVE COMPENSATION COMMITTEE REPORT	25
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	26
Summary Compensation Table―2008	26
Grants of Plan-Based Awards―2008	28
Grants of Plan-Based Awards Discussion	29
Outstanding Equity Awards at Fiscal Year-End—2008	33
Option Exercises and Stock Vested—2008	34
Pension Benefits—2008	34
Pension Benefits Discussion	35
Nonqualified Deferred Compensation—2008	37
Potential Payments Upon Termination or Change In Control	39
Director Compensation—2008	42
Equity Compensation Plan Information	43
AUDIT COMMITTEE REPORT	44
Audit Committee Pre-Approval Policies and Procedures	44
Audit and Non-Audit Fees	45
ITEM NO. 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	46
ITEM NO. 3—PROPOSAL TO AMEND ARTICLE III OF THE AMENDED AND
RESTATED ARTICLES OF INCORPORATION TO INCREASE THE
AMOUNT OF AUTHORIZED CAPITAL STOCK AND COMMON STOCK	46
ITEM NO. 4—PROPOSAL TO DELETE ARTICLE V OF THE AMENDED AND
RESTATED ARTICLES OF INCORPORATION TO REMOVE THE NAMES
AND PLACES OF RESIDENCE OF THE BOARD OF DIRECTORS NAMED THEREIN	47
OTHER BUSINESS	48
Shareholder Proposals for the 2010 Annual Meeting	48
APPENDIX A	A-1

PROXY STATEMENT

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being delivered to shareholders of ALLETE, Inc. (ALLETE or Company) in connection with the solicitation of proxies by the Board of Directors to be voted at the Company’s 2009 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:30 a.m. CDT on Tuesday, May 12, 2009 in the Lake Superior Ballroom at the Duluth Entertainment Convention Center, Duluth, Minnesota.

We expect to solicit proxies primarily by mail. We will also solicit proxies by e-mail from the majority of our employee shareholders as well as from shareholders who previously requested to receive proxy materials electronically. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies. Directors or Company officers, other employees, or retirees also may solicit proxies in person or by telephone at a nominal cost. Brokers, and other custodians, nominees, and fiduciaries will be asked to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The total fees we expect to pay in connection with the solicitation of proxies are approximately $10,000 plus expenses. The cost of soliciting proxies will be paid by the Company.

This Notice of Annual Meeting, Proxy Statement, form of proxy, and voting instructions were first sent to shareholders on or about March 30, 2009.

Purpose of the Meeting

The purpose of the Annual Meeting is to elect a Board of eleven directors to serve for the ensuing year, to ratify the appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as the Company’s independent registered public accounting firm for 2009, to increase the amount of capital stock and Common Stock (as defined below) authorized for issuance, to remove the names and places of residence of the Board of Directors named therein from our Amended and Restated Articles of Incorporation and to transact such other business as may properly come before the meeting.

The Board is not aware of any matter to be presented at the Annual Meeting of Shareholders other than those set forth in the accompanying notice. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

Shareholders Entitled to Vote

Each share of common stock of the Company, without par value (Common Stock), of record on the books of the Company at the close of business on March 13, 2009 is entitled to notice of and to vote at the Annual Meeting of Shareholders. As of March 13, 2009, there were [          ] outstanding shares of Common Stock, each entitled to one vote.

Shareholders of Record; Beneficial Owners

If shares of Common Stock are registered directly in a person’s name with our transfer agent, Wells Fargo Bank, N.A., that person is considered the “shareholder of record” with respect to those shares and these proxy materials have been sent directly to such person by the Company.

If a person holds shares of Common Stock in a brokerage account or through a bank or other holder of record, that person is considered the “beneficial owner” of shares held in "street name." These proxy materials have been forwarded to the beneficial owners by the broker, bank, or other entity that is considered the shareholder of record with respect to those shares. A beneficial owner has the right to direct the broker, bank, or other shareholder of record on how to vote the beneficially owned shares.

Quorum; Required Votes

The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum.

The affirmative vote of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the election of each director. The affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote is required for approval of other items described in the Proxy Statement to be acted upon by shareholders.

Abstentions are included in the number of shares present and voting, and have the same effect as votes against a particular proposal.

Broker non-votes are not counted for or against any proposal, but are treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner of the shares and the broker does not have the authority to vote on the matter without such instructions. Under the rules of the New York Stock Exchange (NYSE), a broker may vote shares on Items Nos. 1 and 2, and on other routine matters in the absence of timely voting instructions from the beneficial owner.

An automated system administered by Wells Fargo Shareowners Services will tabulate the votes.

How to Vote

Shareholders of record may vote their shares by proxy using any of the following methods:

•
By Telephone: Vote by calling 1-800-560-1965 and following the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message that you received notifying you of the availability of these materials. If you vote by phone, do not return your proxy card.

•
Online: You may vote online www.ematerials.com/ale. Follow the instructions on your proxy card or, if you received these materials electronically, the instructions in the e-mail message notifying you of the availability of these materials. If you vote online, do not return your proxy card.

•	By Mail: Complete, sign, and date each proxy card that you received and return it in the prepaid envelope provided to ALLETE, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

Telephone and Internet voting will be available until 12:00 p.m. CDT on May 11, 2009.

If you received these materials electronically, you did not receive a proxy card. If you wish to request paper copies of these materials, including a proxy card, you may do so by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974.

Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted “FOR” the election of all nominees for director named herein, “FOR” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2009, “FOR” amending Article III of the Company’s Amended and Restated Articles of Incorporation to increase the amount of authorized capital stock and Common Stock, and “FOR” deleting Article V of the Company’s Amended and Restated Articles of Incorporation to remove the names and places of residence of the Board of Directors named therein.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by giving written notice of revocation to ALLETE, Inc., Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, or by delivering a proxy bearing a later date using any of the voting methods described above.

Delivery of Proxy Materials to Households

Only one copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as amended (Annual Report), filed with the United States Securities and Exchange Commission (SEC) and one Proxy Statement for the 2009 Annual Meeting will be delivered to an address where two or more shareholders reside, if those shareholders previously consented to such delivery, unless we have received contrary instructions from a shareholder at the address. A separate Proxy Card will be delivered to each shareholder at the shared address who has not elected to receive proxy materials electronically.

If you are a shareholder who lives at a shared address and would like additional copies of the Annual Report, this Proxy Statement, or any future annual reports or proxy statements, contact ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, telephone number  800-535-3056 or 218-723-3974, and copies will be mailed to you promptly.

If you share the same address with another of our shareholders and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling ALLETE Shareholder Services at 800-535-3056 or 218-723-3974, or by writing to our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

If you did not receive the Annual Report, which includes the Company’s audited Consolidated Financial Statements, please notify ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093, telephone number 800-535-3056 or 218-723-3974, and a copy will be sent to you promptly.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this Proxy Statement or the Annual Report, or if you have other questions or directions concerning your “street name” account.

How to Enroll for Electronic Delivery of Future Proxy Materials

We are pleased to offer our shareholders the convenience and benefits of viewing proxy statements, annual reports, and other shareholder materials online. With your consent, we can stop sending you paper copies of these documents. Instead, beginning next year we would send you an e-mail notification that the shareholder materials have been filed with the SEC and are available for you to view. The notification would include a link to the website on which you could view the materials. We would also provide you with a link to allow you to vote your Common Stock shares online.

To enroll for electronic receipt of shareholder materials, follow these easy directions:
1.	Log onto the Internet at www.allete.com.
2.	Click on “Investors.”
3.	Click on “Shareholder Services.”
4.	Click on “Proxy Electronic Delivery.”
5.	Follow the prompts to submit your electronic consent.

The website for viewing shareholder materials will be available on a 24-hours-a-day, 7-days-a-week basis. You will receive an e-mail confirmation of your enrollment. Your enrollment will remain in effect for as long as you remain a shareholder and the e-mail account you provide the Company remains active. However, you may choose to cancel your enrollment at any time.

OWNERSHIP OF ALLETE COMMON STOCK

Securities Owned by Certain Beneficial Owners

Company records and other information available from outside sources, including information filed with the SEC, indicate that, as of March 13, 2009, the following shareholders were beneficial owners of more than 5 percent of any class of the Company’s voting securities.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class [1]
Common Stock	Barclays Global Investors NA [2] 400 Howard Street San Francisco, CA 94105	1,780,546	[ ]
Common Stock	Wachovia Bank, N.A. (Wachovia) [3] NC 1156 Wachovia Center 401 South Tryon Street Charlotte, NC 28288	[ ]	[ ]

1As of March 13, 2009.

[2]The information shown in this table for Barclays Global Investors NA (i) is derived from information filed with the SEC on February 5, 2009 on Schedule 13G; and (ii) includes Barclays Global Investors NA and certain of its affiliates.

[3]Wachovia is the beneficial owner in its capacity as Trustee of the Minnesota Power and Affiliated Companies Retirement Savings and Stock Ownership Plan (RSOP). This information is as of March 13, 2009.

Generally, the shares owned by the RSOP will be voted in accordance with instructions received by Wachovia from participants in the RSOP, and shares for which Wachovia does not receive instructions from RSOP participants will be voted proportionately with the instructions it does receive.

Securities Owned by Directors and Management

The following table presents the shares of Common Stock beneficially owned as of March 13, 2009 by Directors, nominees for Director, executive officers named in the Summary Compensation Table that appears subsequently in this Proxy Statement, and all Directors, nominees for Director, and executive officers of the Company as a group. Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed. Common Stock ownership guidelines applicable to Directors are discussed on page 12. Directors are expected to own 3,000 shares within three years of election—the following directors have served less than three years: Ms. Brekken, Mr. Emery, Mr. Hoolihan, and Mr. Neve. As a nominee for Director, Mr. Rodman is expected to own 500 shares before his election. Common Stock ownership guidelines applicable to the Named Executive Officers are discussed beginning on page 13. In July 2008 the Board determined that the Named Executive Officers had increased the number of shares owned and progress was being made toward meeting the ownership guidelines based on then-current share price.

	Name of Beneficial Owner	Company Share Ownership Guidelines [1]	Number of Shares Beneficially Owned [2]	Options Exercisable within 60 days after March 13, 2009
Directors and Nominees for Director	Kathleen A. Brekken Heidi J. Eddins Sidney W. Emery, Jr. James J. Hoolihan Madeleine W. Ludlow George L. Mayer Douglas C. Neve Roger D. Peirce Jack I. Rajala Leonard C. Rodman Bruce W. Stender	3,000 3,000 3,000 3,000 3,000 3,000 3,000 – 3,000 500 3,000	[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ]	[ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ] [ ]
Named Executive Officers	Donald J. Shippar Mark A. Schober Deborah A. Amberg Claudia Scott Welty Laura A. Holquist	[ ] [ ] [ ] [ ] [ ]	[ ] [ ] [ ] [ ] [ ]	[ ] [ ] [ ] [ ] [ ]
All Directors, Nominees for Director, and executive officers as a group (19):		–	[ ]	[ ]

[1]The amounts in this column for the Named Executive Officers were determined based on 2008 base salaries and the closing share price of [$ ] on March 13, 2009.

[2]Includes: (i) shares as to which voting and investment power is shared with the person’s spouse: Mr. Hoolihan—[         ], Mr. Neve—[         ], Mr. Rodman—[        ],  Mr. Schober—[        ], and Ms. Welty—[         ]; (ii) shares owned by the person’s spouse: Ms. Holquist—[         ]; and (iii) shares held by the person’s children: Mr. Schober—[         ]. Each Director and executive officer owns only a fraction of 1 percent of the Common Stock, and all Directors and executive officers as a group also own less than 1 percent of the Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Directors, executive officers, and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based on a review of such reports and the written representations of our Directors and executive officers, the Company believes that all such filing requirements were met during 2008, except that two late reports were filed on behalf of Ms. Holquist, each covering one transaction whereby shares of Common Stock otherwise payable to her upon the vesting of restricted stock units were withheld by the Company to satisfy the tax withholding obligations associated with the vesting event. The transactions covered by the late reports occurred in February 2007 and February 2008.

ITEM NO. 1—ELECTION OF DIRECTORS

All shares represented by the proxy will be voted, unless authority is withheld, “FOR” the election of the eleven nominees for Director named below and on the following page. Directors are elected to serve until the next annual election of Directors and until a successor is elected and qualified, or until a Director’s earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies.

Nominees for Director
[PHOTO OMITTED]
KATHLEEN A. BREKKEN, 59, of Cannon Falls, Minnesota, has been a Director since 2006. She is a member of the Executive Compensation Committee and the Corporate Governance and Nominating Committee. Ms. Brekken is the retired President and Chief Executive Officer of Midwest of Cannon Falls, Inc., a company that designs, wholesales, and distributes home accessories and giftware. She previously served on the ALLETE Board of Directors from 1997 to 2003. Ms. Brekken is a board member of the Cannon Falls Medical Center—Mayo Health System.

[PHOTO OMITTED]
HEIDI J. EDDINS, 52, of St. Augustine, Florida, has been a Director since 2004. She is Chair of the Corporate Governance and Nominating Committee. Ms. Eddins is the former Executive Vice President, Secretary and General Counsel of Florida East Coast Railway, LLC, a railway company that is a successor to Florida East Coast Industries, Inc.’s transportation business. Ms. Eddins joined Florida East Coast Industries, Inc. in 1999 and was responsible for all legal and governmental affairs of the corporation in addition to managing a variety of real estate transactions. Ms. Eddins also serves as a director of the Flagler Hospital Foundation.

[PHOTO OMITTED]
SIDNEY W. EMERY, JR., 62, of Minneapolis, Minnesota, has been a Director since 2007. He is a member of the Executive Compensation Committee. Mr. Emery is the former Chief Executive Officer of MTS Systems Corporation (NASDAQ: MTSC), a global supplier of mechanical testing systems and industrial position sensors. He also serves as a director of Urologix, Inc., a Minneapolis-based manufacturer of minimally invasive medical products, and on the Board of Governors of the University of St. Thomas School of Engineering in St. Paul, Minnesota.

[PHOTO OMITTED]
JAMES J. HOOLIHAN, 56, of Grand Rapids, Minnesota, has been a Director since 2006. He is a member of the Audit Committee. Mr. Hoolihan is the President and Chief Executive Officer of the Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota. From 1981 to 2004, Mr. Hoolihan was the President of Industrial Lubricant Company, which provides industrial supplies and services to logging, railroad, taconite, and coal mining industries. He serves as the Chairman of the Board of Directors of Industrial Lubricant Company. Mr. Hoolihan served as the elected Mayor of the City of Grand Rapids from 1990 to 1995.

[PHOTO OMITTED]
MADELEINE W. LUDLOW, 54, of Cincinnati, Ohio, has been a Director since 2004. She is Chair of the Executive Compensation Committee. Since January 2005, Ms. Ludlow has been a Principal of LudlowWard Capital Advisors, LLC, a Cincinnati-based investment banking firm serving middle market companies. She was the Chairman, Chief Executive Officer, and President of Cadence Network, Inc., a web-based provider of utility expense management services from 2000 to 2004. Ms. Ludlow was formerly the Vice President and Chief Financial Officer of Cinergy Corp. She has also served as a trustee of the Darden Graduate School of Business Administration at the University of Virginia.

Nominees for Director
[PHOTO OMITTED]
GEORGE L. MAYER, 64, of Essex, Connecticut, has been a Director since 1996. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Mayer is the founder and President of Manhattan Realty Group, a real estate investment and management company. Mr. Mayer is also a director of Schwaab, Inc., one of the nation’s largest manufacturers of rubber stamps and associated products.

[PHOTO OMITTED]
DOUGLAS C. NEVE, 53, of Eden Prairie, Minnesota, has been a Director since July 2007. He is Chair of the Audit Committee. Mr. Neve is the former Executive Vice President and Chief Financial Officer of Minneapolis-based Ceridian Corp., a multinational human resources company, where he worked from February 2005 until March 2007. Prior to February 2005 he was an audit partner with Deloitte & Touche LLP, a public accounting firm. He also is a board member of Analysts International Corporation (NASDAQ: ANLY) and of Tyndale House Publishers, Inc.

[PHOTO OMITTED]
JACK I. RAJALA, 69, of Grand Rapids, Minnesota, has been a Director since 1985. He is a member of the Executive Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Rajala is the Chairman and Chief Executive Officer of Rajala Companies, and Director and President of Rajala Mill Company, both of which manufacture and trade lumber. Mr. Rajala also serves as Chairman and Chief Executive Officer of Boundary Company, a forestland investment company.

[PHOTO OMITTED]
LEONARD C. RODMAN, 60, of Overland Park, Kansas, is a first-time nominee for Director. Mr. Rodman has over 35 years of experience with Black & Veatch, a major provider of engineering services to the utility/power generation, water and environmental industries. Since 1998, Mr. Rodman has been the President and Chief Executive Officer of Black & Veatch and in 2000 he was also named its Chairman. Mr. Rodman currently serves on the Board of the United Way of Greater Kansas City and of the Iowa State University Foundation. Mr. Rodman was identified as a director nominee with the assistance of a search firm.

[PHOTO OMITTED]
DONALD J. SHIPPAR, 60, of Superior, Wisconsin, has been a Director since 2004 and has been Chairman of ALLETE since January 2006. Mr. Shippar was named President and Chief Executive Officer of ALLETE in 2004. Since joining the Company in 1976, Mr. Shippar has served as Vice President of Transmission and Distribution, Senior Vice President for Customer Service and Delivery, Chief Operating Officer of Minnesota Power, and President of Minnesota Power. Mr. Shippar also serves as a trustee of the College of St. Scholastica in Duluth, Minnesota.

[PHOTO OMITTED]
BRUCE W. STENDER, 67, of Duluth, Minnesota, has been a Director since 1995. Mr. Stender, as Lead Director, is an ex-officio member of each Board committee. Mr. Stender served as Chairman of ALLETE from September 2004 to January 2006. He is Vice Chair of Duluth-based Labovitz Enterprises, Inc., which owns and manages hotels and commercial real estate. Mr. Stender serves as a trustee of the Blandin Foundation and as member of the Chancellor’s Advisory Committee for the University of Minnesota-Duluth.

CORPORATE GOVERNANCE

Corporate governance refers to the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Sound corporate governance starts with a strong, independent Board that is accountable to the Company and its shareholders. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders, and to the extent appropriate under Minnesota law, other constituencies, including the Company’s employees, customers, suppliers, and the communities in which ALLETE does business. The Company views good corporate governance as a source of competitive advantage, because the Company’s ultimate goal is to best focus and direct its resources.

In 2008, the Board and its committees reviewed and enhanced established corporate governance practices. This ensures that the Board and its committees have the necessary authority and practices in place to review and evaluate the Company’s business operations, as needed, and to make decisions that are independent of the Company’s management. As examples, the Board and its committees undertake an annual self-evaluation process, meet regularly without members of management present, have direct access to and meet individually with members of management, and retain their own advisors as they deem appropriate.

In an effort to further develop the Board, Directors are asked to attend an independent educational seminar each year and to share their experiences and observations with the other Directors. In addition to seminars, Board members attended educational presentations hosted by the Company during 2008 addressing regulatory process and ratemaking. In 2009 the Company provided an educational presentation to the Board about emissions allowances and their markets.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, initially adopted in 2002, were revised in October 2008. The Corporate Governance Guidelines address the Board’s roles and responsibilities, Board selection and composition policies, Board operating policies, Board committee responsibilities, Director compensation, Director stock ownership, and other matters. Each committee of the Board also has a charter pursuant to which it operates. The Executive Compensation Committee Charter was last revised in July 2008, the Audit Committee Charter was last revised in January 2008, and the Corporate Governance and Nominating Committee Charter was last revised in October 2008. Current copies of our Corporate Governance Guidelines and the committee charters are available on the Company’s website at www.allete.com. Shareholders may request free printed copies of these documents from ALLETE Shareholder Services, by mail addressed to 30 West Superior Street, Duluth, MN 55802-2093, or by calling (800) 535-3056 or (218) 723-3974.

Director Independence Standards

The Board has adopted independence standards into the Company’s Corporate Governance Guidelines that are consistent with the director independence standards of the NYSE. An “independent” Director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company). The Board has adopted certain categorical standards to assist in determining each Director’s independence. The Board considers a “material relationship” with the Company to exist where:

•	the Director is or has been employed by the Company within the last three years;

•	a member of the Director’s immediate family is or has been employed by the Company as an executive officer within the last three years;

•
the Director is an employee or a partner, or the Director’s immediate family member is a partner, of the Company’s current independent registered public accounting firm; or an immediate family member is an employee of the Company’s current independent registered public accounting firm and personally works on the Company’s audit; or the Director or an immediate family member was within the last three years an employee or partner of the Company’s current independent registered public accounting firm and personally worked on the Company's audit within that time;

•
the Director or a member of the Director’s immediate family is or has been employed within the last three years as an executive officer of any business organization for which any of the Company’s executive officers concurrently serves or served as a member of that business organization’s compensation committee;

•	the Director has received in any of the last three years more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, and other deferred compensation);

•	a member of the Director’s immediate family has received in any 12-month period within the last three years more than $120,000 in direct compensation from the Company;

•
the Director is a current employee, or a member of the Director’s immediate family is a current executive officer, of any business organization that has made payments to the Company, or received payments from the Company, for property or services in any of the last three fiscal years in an amount that exceeds the greater of $1,000,000 or 2 percent of the other company’s consolidated gross revenue;

•
the Director has been an employee within the last three years, or a member of the Director’s immediate family has been an executive officer within the last three years, of any business organization to which the Company was indebted at any time within the last three years in an aggregate amount in excess of 5 percent of the Company’s total assets;

•
the Director or a member of the Director’s immediate family has served within the last three years as an executive officer or a general partner of an entity that has received an investment from the Company or any of its subsidiaries which exceeds the greater of $1,000,000 or 2 percent of such entity’s total invested capital in any of the last three years; or

•
the Director or a member of the Director’s immediate family has been an executive officer of a foundation, university, non-profit trust or other charitable organization within the last three years for which contributions from the Company accounted for more than the greater of $250,000 or 2 percent of such organization’s consolidated gross revenue in any of the last three years.

Related Person Transactions and Director Independence Determinations

The Board has adopted a policy to review transactions between the Company and related persons. Related persons include Directors, Director nominees, executive officers, and 5 percent shareholders, as well as immediate family members and any entity controlled by or in which these individuals have a substantial financial interest. A copy of the policy is available on our website at www.allete.com.

The Related Person Transaction Policy applies to a financial transaction, arrangement, or a series of similar transactions or arrangements of $25,000 or more. These transactions generally require advance approval by the Corporate Governance and Nominating Committee (Corporate Governance Committee). If a new situation arises where advance approval is not practical, it is discussed with the Chair of the Corporate Governance Committee, and an appropriate course of action may include subsequent ratification by the Corporate Governance Committee.

The Corporate Governance Committee considers factors it deems relevant in determining whether to approve a transaction, including but not limited to the following: whether the terms are comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party; whether there are business reasons to enter into the transaction; whether the transaction could impair the independence of a Director; and whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships. The Corporate Governance Committee will also periodically review and assess relationships to ensure ongoing fairness to the Company. Any member of the Corporate Governance Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the Chair of the Corporate Governance Committee.

The Corporate Governance Committee examined all transactions between Directors and determined that each such transaction was small relative to the Director's business and that the Director was not directly involved in such transaction. The Board reviewed the Corporate Governance Committee’s determination in light of the Company’s independence standards and the NYSE’s corporate governance rules and concluded that each Director, except Mr. Shippar, is “independent.”

Specifically, the Corporate Governance Committee considered that Mr. Hoolihan has an ownership interest in Industrial Lubricant Company (ILCO), which provides lubricant products to one of the Company’s generating facilities and to one of the Company’s wholly owned subsidiaries, BNI Coal, Ltd. During 2008, Company purchases from ILCO totaled $567,414.02. After discussion, the Corporate Governance Committee recommended to the Board that these relationships with the Company are not material to Mr. Hoolihan, or to any person or organization with whom he has an affiliation. Based on this, the Board determined that these relationships do not impair Mr. Hoolihan’s independence.

The Corporate Governance Committee considered the sales of wood and wood chips to the Company by companies in which Mr. Rajala has a material interest. These companies, Rajala Timber (of which Mr. Rajala is Secretary, Treasurer, and a director) and Rajala Mill Company (of which Mr. Rajala is President and a director), received payments totaling $319,550.25 from the Company in 2008 for the purchase of wood and wood chips that are used as fuel at the Company’s Rapids Energy Center. The purchases were made through a competitive bid process and represented a modest amount of the revenue for Mr. Rajala’s companies in 2008. Based on the recommendation of the Corporate Governance Committee, without Mr. Rajala’s participation, the Board determined that these transactions do not impair Mr. Rajala’s independence.

The Corporate Governance Committee also considered the payments by the Company to the Holiday Inn in Duluth, Minnesota, in which Mr. Stender has an indirect ownership interest. The Company made payments to the hotel for lodging, food, and meeting expenses totaling $30,537.91 in 2008. The Corporate Governance Committee, without Mr. Stender’s participation, concluded that the payments were in the ordinary course of business and relatively small.  Based on this, the Board determined that these transactions do not affect Mr. Stender’s independence.

Mr. Rodman is the President, Chairman, and Chief Executive Officer of and has an ownership interest in Black & Veatch. The Company purchased engineering and related services from Black & Veatch totaling $862,537.48 in 2008. The Corporate Governance Committee considered these payments and determined that they are not material to Mr. Rodman or Black & Veatch.  Based on the recommendation of the Corporate Governance Committee, the Board determined that these payments will not impair Mr. Rodman’s independence if elected to the Board.

Director Nominations

The Corporate Governance Committee recommends director candidates to the Board and will consider for such recommendations director candidates proposed by management, other Directors, search firms, and shareholders. All director candidates will be evaluated based on the criteria identified below, regardless of the identity of the individual or the entity or person who proposed the director candidate. A shareholder who wishes to propose a candidate may provide the candidate’s name and a detailed background of the candidate’s qualifications to the Corporate Governance and Nominating Committee, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

In selecting director nominees, the Board considers factors it deems appropriate. The Board may engage a search firm to assist in identifying, evaluating, and conducting due diligence on potential director nominees. Factors will include integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other Board members, the willingness of the candidate to devote adequate time to Board duties and the likelihood that he or she will be willing and able to serve on the Board for a sustained period. The Corporate Governance Committee will consider the candidate’s independence, in accordance with the Corporate Governance Guidelines, and the rules of the NYSE and SEC. In connection with the selection, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. Experience, knowledge, and skills to be represented on the Board include, among other considerations, financial expertise (including an “audit committee financial expert” within the meaning of the SEC’s rules), electric utility and/or real estate knowledge and contacts, financing experience, strategic planning, business development, and community leadership.

The Corporate Governance Committee will review all candidates, and before any contact is made with a potential candidate, will notify the Board of its intent to do so, will provide the candidate’s name and background information to the Board, and will allow time for Directors to comment. The Corporate Governance Committee will screen, personally interview, and recommend candidates to the Board. A majority of the Corporate Governance Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the Corporate Governance Committee will be timed so as to allow interested Board members an opportunity to interview the candidate prior to the nomination of the candidate.

In 2008, the Company paid a third-party search firm a fee to identify, evaluate, or assist in identifying or evaluating potential nominees for Director, including Mr. Rodman.

Committee Membership, Meetings, and Functions

The Board has three standing committees: the Corporate Governance Committee, the Audit Committee, and the Executive Compensation Committee (Compensation Committee).

The current members of the Corporate Governance Committee are Ms. Brekken, Ms. Eddins (Chair), Mr. Mayer, Mr. Rajala, and Mr. Stender (ex-officio). The Corporate Governance Committee met four times during 2008. The Corporate Governance Committee provides recommendations to the Board with respect to Board organization, membership, function, committee structure and membership, succession planning for executive management, and the application of corporate governance principles. The Corporate Governance Committee also performs the functions of a director nominating committee, leads the Board’s annual evaluation of the Chief Executive Officer, and is authorized to exercise the authority of the Board in the intervals between meetings.

The current members of the Audit Committee are Mr. Hoolihan, Mr. Mayer, Mr. Neve (Chair), and Mr. Stender (ex-officio). Until his retirement from the Board in May 2008, Roger D. Peirce served as Chair of this committee. The Audit Committee held eight meetings in 2008. The Audit Committee recommends the selection of an independent registered public accounting firm, reviews the independence and performance of the independent registered public accounting firm, reviews and evaluates ALLETE’s accounting policies, reviews periodic financial reports to be provided to the public, and reviews, and upon favorable review, recommends approval of the Consolidated Financial Statements.

The current members of the Compensation Committee are Ms. Brekken, Mr. Emery, Ms. Ludlow (Chair), Mr. Rajala, and Mr. Stender (ex-officio). The Compensation Committee held six meetings in 2008. The Compensation Committee establishes compensation and benefit arrangements for ALLETE’s executive officers and other key executives that are intended to be equitable, competitive in the marketplace, and consistent with the Company’s executive compensation philosophy.

Mr. Stender, as Lead Director, is an ex-officio member of all committees. It is anticipated that committee chairs will rotate among Directors in the future. The Board recognizes that the practice of chair rotation provides development for the Directors and allows a variety of perspectives in leadership positions.

Mr. Stender presides over all executive sessions of the nonmanagement Directors. Executive sessions of nonmanagement Directors are regularly scheduled in connection with Board and committee meetings.

During 2008, the Board held six meetings. All Directors standing for re-election attended 75 percent or more of the aggregate number of meetings of the Board and applicable committee meetings in 2008. All Directors standing for election are expected to attend the Annual Meeting and all except Mr. Emery, who was out of the country, did attend in 2008.

Communications Between Shareholders and the Board of Directors

Shareholders and other interested parties who wish to communicate directly with the Board, the nonmanagement Directors, or a particular Director, may do so by addressing the Lead Director, c/o the Secretary of ALLETE, 30 West Superior Street, Duluth, MN 55802-2093.

Common Stock Ownership Guidelines

The Corporate Governance Committee has determined that Directors and executive officers whose primary job responsibilities affect all business units of the Company and Presidents of a major affiliated company should have a significant equity interest in the Company. The Corporate Governance Committee believes that such equity ownership aligns the interest of Directors and certain executive management with the interests of the Company’s shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines. Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board and to own at least 3,000 shares of Common Stock within three years after election. The Common Stock ownership guidelines applicable to Named Executive Officers are discussed in the Compensation Discussion and Analysis section beginning on page 13.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to Directors and all Company employees, including ALLETE’s chief executive officer, chief financial officer and controller. A copy of the Company’s Code of Ethics is available on our website at www.allete.com and printed copies are available upon written request to ALLETE Shareholder Services, 30 West Superior Street, Duluth, MN 55802-2093. Any amendment to or waiver of the Code of Ethics will be disclosed on our website at www.allete.com promptly following the date of such amendment or waiver.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion is meant to help you understand how we compensate the Named Executive Officers. This look at our compensation goals, policies, and practices provides context for the detailed compensation tables and narrative discussions that follow starting on page 26.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain quality people, and to reward Named Executive Officers for designing and implementing business strategies that we believe will result in increased shareholder value over the long term. Our core values and fundamental principles relating to executive compensation include the following:

Pay is linked to performance. Executive pay is linked to Company performance. We reward Named Executive Officers for achieving annual goals tied to ALLETE’s business strategy. Long-term incentives promote a stable, experienced executive management team and reward growth in total shareholder return.

Compensation elements are balanced. We use a mix of compensation elements to accomplish varying objectives. Base pay and executive retirement benefits are designed to attract and retain executive talent. Annual incentives focus Named Executive Officers on achieving strong annual performance. Long-term incentives encourage executives to enhance our long-term success and profitability and also provide incentive to remain employed with the Company. Allocation between annual and long-term compensation opportunities is based on market comparison data, as further described in the section "Process for Determining Executive Compensation" beginning on page 19. Severance benefits encourage continued dedication and objectivity from Named Executive Officers when evaluating transactions that could result in the loss of employment in connection with a change in control of the Company. We provide perquisites, but only on a modest basis to facilitate the Named Executive Officers’ performance of their responsibilities.

We provide fair and competitive pay. We strive to offer fair and competitive compensation to Named Executive Officers. We use data, emphasizing energy services and real estate industry data, to establish a range for executive compensation. In setting pay levels, we consider the individual’s experience in the position, past performance, job responsibilities, and equity within the executive management group. For a Named Executive Officer with sufficient experience to fully perform the duties of his or her position, we generally set compensation levels so that when target performance is achieved under each of the Company’s incentive compensation plans, total compensation is near the midpoint of the pay range established using market comparison data. The process of how comparison companies are selected for various purposes is discussed in the section, “Process for Determining Executive Compensation” beginning on page 19. Consistent with our pay-for-performance philosophy, Named Executive Officers can earn higher compensation if actual performance exceeds target performance goals. Conversely, total compensation to Named Executive Officers in any year in which the Company does not meet target performance goals will generally fall below the midpoint in comparison to other companies. Total compensation generally increases as position and responsibility increase, but at the same time, a greater percentage of total compensation is tied to performance—and is therefore at risk—as position and responsibility increase. This is reflected in the differences between Named Executive Officers’ opportunities under our annual and long-term incentive plans.

Executive stock ownership is expected. We believe all executive officers of ALLETE and executive officers who hold the position of President of a major affiliated company of ALLETE should be ALLETE shareholders. We reinforce this expectation by using Common Stock to fund long-term incentive compensation awards and Company contributions to its tax-qualified defined-contribution retirement plan. All Named Executive Officers are expected to hold Common Stock acquired through these awards and contributions so long as they hold their executive positions. A Named Executive Officer, however, may sell Common Stock to the extent that he or she owns Common Stock that is more than 120 percent of the expected ownership amount. We do not apply this policy to Common Stock acquired through stock option exercises because we believe that the Named Executive Officers should be able to access a portion of their long-term incentive compensation and to diversify their investments. Named Executive Officers are expected to attain Common Stock ownership in accordance with the following guidelines:

Position	Stock Ownership Value as a Multiple of Salary
Chief Executive Officer	4X
ALLETE Senior Vice President	2X
ALLETE Vice President	1X
President of Major Affiliate	1X

We established the Common Stock ownership guidelines in October 2005. Named Executive Officers subject to the ownership guidelines who held their current positions as of October 2005 have until October 2010 to meet the guidelines; Named Executive Officers appointed after October 2005 have seven years from their appointment to meet the guidelines. Annually, the Board reviews executive officers’ Common Stock ownership to confirm that the Named Executive Officers are progressing toward the ownership guidelines. In July 2008 the Board determined that the Named Executive Officers had increased the number of shares owned and were progressing towards meeting the ownership guidelines based on the then-current share price. However, executive officers’ Common Stock ownership value as a multiple of salary is [                                     ] compared to a year ago due to recent declines in our share price. Ownership levels as of March 13, 2009, are shown on the table on page 5.

We also consider corporate tax deductions and accounting rules. We generally structure the Named Executive Officers’ compensation so that all elements of pay are tax deductible by the Company. Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code), limits to $1 million the amount of compensation that we may deduct in any one year for Mr. Shippar and certain of the next most-highly-compensated executive officers. That limit does not apply to compensation that qualifies as "performance-based compensation" within the meaning of Section 162(m). Our Executive Annual Incentive Plan (AIP) provides that if Section 162(m) would otherwise limit the Company's deduction for an AIP award, then the Compensation Committee will defer the nondeductible portion to our supplemental executive retirement plan, which is described on page 17. We believe that stock options and performance shares awarded under the ALLETE Executive Long-Term Incentive Compensation Plan (LTIP) are fully tax deductible because they meet the “performance-based compensation" standard of Section 162(m). Our restricted stock units do not qualify as "performance-based compensation."

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change of control, commonly referred to as “parachute payments.” If total payments in connection with a change of control exceed the limits of Section 280G, the Company’s deduction is limited and the recipient is subject to an excise tax. Our severance plan provides that if plan payments to a participant would exceed the Section 280G limits, payments to the participant will be reduced to the maximum amount that can be paid without causing the Company to lose its deduction. If, however, after the reduction a participant would receive less than 85 percent of the amount that otherwise would have been received, plan payments will not be reduced and the participant will instead receive an additional gross-up payment to make the participant whole for the excise tax.

We also consider the accounting implications of each compensation element given to Named Executive Officers; however, because the primary objectives of our compensation programs are tied to performance, we may offer compensation regardless of whether it qualifies for a tax deduction or more favorable accounting treatment whenever we deem that compensation to be in the Company’s best interest.

The Compensation Committee and the Board exercise independent judgment. The Compensation Committee and the Board ensure on behalf of shareholders that executive compensation is appropriate and effective. The Compensation Committee and the Board have access to compensation advisors and consultants, but exercise independent judgment in determining executive compensation types and levels.

Elements of Executive Compensation

Overview. Named Executive Officers receive total compensation consisting of base salary, annual incentives, long-term incentives, retirement benefits, health and welfare benefits, and perquisites. The process for determining executive compensation is described beginning on page 19. Named Executive Officers’ 2008 compensation elements are discussed below and also in the compensation tables and narratives starting on page 26.

Base Salary. Base salary is designed to attract and retain experienced, qualified leaders.

Annual Incentive Awards. Annual incentives reward Named Executive Officers for accomplishing annual goals. We have two annual incentive plans—the Results Sharing program and the AIP. Annually, the Compensation Committee, in consultation with Mr. Shippar, approves performance measures, performance targets, and target award opportunities for both plans. The Compensation Committee, in consultation with Mr. Shippar, also determines to what extent performance targets have been met for both plans.

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Results Sharing. Named Executive Officers, except Ms. Holquist, participate in the Results Sharing program. Results Sharing, a broad-based profit-sharing program open to virtually all of our employees, is designed to motivate all employees to achieve corporate earnings goals and operational performance goals related to safety, reliability and environmental protection. The 2008 Results Sharing program provided a target-level opportunity equal to 5 percent of base pay.

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Annual Incentive Plan. Participation in the AIP is limited to certain management-level employees, including each Named Executive Officer, because as position and responsibility increase, a greater percentage of pay is tied to performance. For each Named Executive Officer, except Ms. Holquist, AIP awards were designed to reward achievement of corporate earnings and cash flow goals, and to reward the accomplishment of strategic initiatives as further described under "Grants of Plan-Based Awards Discussion" beginning on page 29. Earnings was selected because it is widely tracked and reported by external financial analysts and used as a measure to evaluate the Company’s performance. Cash flow was selected as a financial measure because it is used to evaluate the Company’s ability to generate funds from internal operations for capital projects, repayment of debt, and dividend payments. Earnings and cash flow were also selected because both measures can impact the Company’s stock price. AIP awards are expressed as a percentage of salary for Named Executive Officers, except Ms. Holquist; in 2008 target-level award opportunities ranged from 30 percent to 50 percent of salary.

Ms. Holquist’s AIP award was designed to create an incentive for her to lead the effort to secure entitlements for existing real estate assets, to oversee orderly and profitable sales of real estate assets, and to position ALLETE Properties for future growth. Her target-level award is expressed as a percentage of revenue from land sales and net income from real estate operations.

The Compensation Committee set the AIP opportunity levels for all Named Executive Officers so that if the Company achieved target goals, the combination of salary and annual incentives for the Named Executive Officer would result in total annual compensation near the midpoint of the salary ranges established using comparative benchmarking data.

Long-Term Incentive Awards. We use long-term incentive compensation to encourage Named Executive Officers to develop and implement business strategies that grow total shareholder return (TSR) over time, and to reward executives when TSR goals are achieved. Long-term incentive compensation programs also encourage executives to stay with the Company because they deliver rewards over time and contain forfeiture provisions for certain terminations of employment. The Compensation Committee annually grants the Named Executive Officers long-term incentive awards under the LTIP. The Compensation Committee approves LTIP awards in January each year, effective as of the first business day in February to allow for the orderly administration, communication, and reporting of the awards. We do not have any plan or program in place to time equity awards to the release of material non-public information. The LTIP was most recently amended and approved by shareholders in May 2005.

For 2008, the aggregate target value of the LTIP award to Named Executive Officers ranged from $100,000 to $450,000. LTIP awards granted in 2008 to each Named Executive Officer, except Ms. Holquist, consisted of nonqualified stock options with a ten-year term and three-year vesting period, and performance shares with a three-year performance period. Generally, the Compensation Committee allocates the target value of the LTIP awards evenly between stock options and performance shares; the target value of Mr. Shippar’s LTIP award, however, is more heavily weighted toward performance shares given his position and higher Common Stock ownership requirement. The target value of Ms. Holquist’s LTIP award is comprised of restricted stock units and a long-term cash award that vests over three years. Her cash award is designed to reward her for achieving goals specific to the Company’s real estate business; both forms of long-term compensation encourage her retention, which is important given the cyclical nature of the real estate market. The table below shows the face value of the LTIP target opportunity for each Named Executive Officer and the allocation of this opportunity between stock options, performance shares, restricted stock units and cash awards. Each long-term incentive compensation element is described below following the table.

		Allocation of Long-Term Incentive Target Opportunity (as a % of Total Opportunity)
Name	Long-Term Incentive Target Opportunity	Stock Options	Performance Shares	Restricted Stock Units	Cash Awards
Mr. Shippar	$450,000	40%	60%	–	–
Mr. Schober	$150,000	50%	50%	–	–
Ms. Amberg	$100,000	50%	50%	–	–
Ms. Welty	$100,000	50%	50%	–	–
Ms. Holquist	$191,000	–	–	50%	50%

•	Stock Options. Stock options reward Named Executive Officers for increases in the price of Common Stock over the long term and encourage Named Executive Officers to remain with the Company.

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Performance Shares. Performance shares reward executives for strong multi-year performance, measured by TSR relative to a group of peer companies. Relative TSR was selected by the Compensation Committee because it measures the benefit our shareholders realize on their investment in Common Stock compared to investment opportunities available in other similar companies.

Mr. Shippar recommends the TSR peer group based on comparability to the Company in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The Compensation Committee approves the peer group companies prior to the start of each performance period. The TSR peer group used for 2008 LTIP awards is as follows:

Avista Corporation	MDU Resources Group, Inc.
Black Hills Corporation	Nicor Inc.
Brookfield Asset Management Inc.	Otter Tail Corporation
CH Energy Group, Inc.	TECO Energy, Inc.
Consolidated-Tomoka Land Company	The Empire District Electric Company
Great Plains Energy Incorporated	The St. Joe Company
IDACORP, Inc.	Vectren Corporation
Integrys Energy Group, Inc.	Wisconsin Energy Corporation

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Restricted Stock Units. Restricted stock units are used as a retention incentive. A restricted stock unit entitles the recipient to one share of Common Stock after a lapse of time specified in the award.

•	Long-Term Incentive Cash Award. Long-term incentive cash rewards Ms. Holquist for achieving her AIP goals and, because the amount earned vests over three years, encourages her retention.

Benefits

We offer benefits, including retirement benefits, to attract and retain Named Executive Officers; retirement benefits also reward long-term service with the Company. Named Executive Officers are eligible to participate in a range of broad-based employee benefits, including vacation pay, sick pay, disability benefits, an employee stock purchase plan, and both active and post-retirement medical, dental, and group term life insurance. Named Executive Officers are eligible for retirement benefits under the same pension and retirement savings plans available to other eligible employees and under our supplemental executive retirement plan. Retirement benefits are described in more detail below.

Tax-Qualified Retirement Benefits. We provide retirement income benefits to most of our employees, including the Named Executive Officers, from two primary sources—a tax-qualified defined contribution retirement savings and stock ownership plan (RSOP) that has features of both an employee stock ownership plan and a 401(k) savings plan, and traditional tax-qualified defined benefit pension plans. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP. Each Named Executive Officer’s service through September 30, 2006 is counted for calculating his or her benefit under the nonunion pension plan. The present value on December 31, 2008 of each Named Executive Officer’s pension benefits is shown in the Pension Benefits Table on page 34. The 2008 increase in the pension benefits value for each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 26.

We contribute to the RSOP accounts of the Named Executive Officers, who each may also elect to defer his or her salary and/or Results Sharing awards within RSOP and Tax Code limits. Our contributions to the Named Executive Officers’ RSOP accounts include a Company match of elective deferrals up to 4 percent of base salary and Company contributions of 7.5 to 11.5 percent, dependent on age. Amounts contributed by the Company under the RSOP to the Named Executive Officers are included in column (i) of the Summary Compensation Table on page 26.

Supplemental Executive Retirement Benefits. We provide supplemental retirement benefits to the Named Executive Officers through non-tax-qualified retirement plans called the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan (SERP I) and the ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II (SERP II). SERP I and SERP II collectively are referred to as the SERP or the SERP Plans. Generally, the SERP Plans are designed to provide retirement benefits to the Named Executive Officers that, in aggregate, substantially equal the benefits they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under tax-qualified benefit plans. The SERP Plans have three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. On December 31, 2004, the Company froze SERP I with respect to all deferrals and vested accrued retirement benefits. Effective January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II governs all compensation initially deferred and retirement benefits accrued or vested after December 31, 2004. SERP benefits are discussed in more detail starting on page 34.

 Perquisites

The Company provides Named Executive Officers with fringe benefits, or perquisites, but only on a modest basis. The Compensation Committee has reviewed these fringe benefits and determined that the perquisites provided to the Named Executive Officers are reasonable and in line with other energy services companies. However, in response to worsening economic conditions, in early 2009 Mr. Shippar recommended, and the Compensation Committee approved, the elimination of car allowances for all executive officers. Perquisites paid in 2008 are included in column (i) of the Summary Compensation Table on page 26.

Employment, Severance, and Change in Control Agreements

We currently have no employment agreements with our Named Executive Officers, all of whom have long tenures with the Company. We have generally promoted senior executives from within our ranks and attracted strong talent with ties to our area of operations. On February 13, 2008, the Board of Directors approved the ALLETE and Affiliated Companies Change In Control Severance Plan (Severance Plan), which provides the Named Executive Officers and other key executives with severance benefits in connection with a change in control of the Company. The Company implemented the Severance Plan to enable and encourage the continued dedication and objectivity of members of the Company’s management in the event of a potential change in control. In the event of a potential change in control of the Company, the Severance Plan allows the Named Executive Officers to focus their attention on obtaining the best possible transaction for the shareholders and to make an independent evaluation of all possible transactions without being diverted by concerns regarding the impact various transactions may have on the security of their jobs and benefits.

Under the Severance Plan, Named Executive Officers are entitled to receive specific benefits in the event of an involuntary termination of employment (including resignation by the employee following specified changes in duties, compensation, or benefits that are treated as involuntary terminations) occurring six months before and up to two years after a change in control. We think that requiring two trigger events, both a change in control and termination of employment, is the most effective way to meet the objectives of the Severance Plan—to allow the Named Executive Officers to remain neutral and obtain the best deal for the shareholders.

In 2008, the Board of Directors also approved an amendment to SERP II that accelerates payment of the supplemental pension benefits and the deferral account benefits earned after 2004 upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. These change in control features of the AIP, LTIP, and SERP II are designed to prevent substantial loss of benefits to Named Executive Officers if a change in control were to occur. The potential value of change in control severance benefits are discussed in the section titled, “Potential Payments Upon Termination or Change in Control” starting on page 39.

Process for Determining Executive Compensation

Role of the Compensation Committee. The Compensation Committee establishes our compensation philosophy and policies regarding executive compensation, and oversees the administration of our executive compensation programs. The Compensation Committee sets Mr. Shippar’s compensation, which is reviewed and ratified by the Board without participation by Mr. Shippar. In setting Mr. Shippar’s compensation, the Compensation Committee reviews and considers the Corporate Governance Committee’s annual evaluation of Mr. Shippar’s performance, which, among other things, assesses his performance relative to specific annual objectives established by the Board. The Compensation Committee also reviews “benchmarking” data, comparing Mr. Shippar’s compensation to the compensation of senior executives at other companies. Benchmarking data is adjusted to account for the Company’s size as measured by revenue and provides a broader market context for the Compensation Committee’s deliberations and decisions. The Compensation Committee also reviews and approves Mr. Shippar's recommendations regarding the components and amounts of the compensation of the other Named Executive Officers.

The Compensation Committee retained Hewitt Associates (Hewitt) to provide custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) for Mr. Shippar’s position in general industry and energy services industry companies. The Compensation Committee also directed Hewitt to provide compensation data from the proxy statements of a peer group of companies. In 2007 and early 2008, the Compensation Committee reviewed the benchmarking analysis directly with Hewitt and reached the conclusions that are described below, under “Compensation Committee’s 2007 Executive Compensation Study.”

In January of each year, the Compensation Committee, in consultation with Mr. Shippar, sets annual performance goals for the AIP and the Results Sharing program. At the same time, the Compensation Committee establishes performance goals in connection with the LTIP. Specifically, the Compensation Committee sets multi-year total shareholder return objectives relative to a designated peer group in connection with performance shares and sets the terms for stock options, restricted stock units, and long-term cash awards, such as award dates, vesting periods, expiration dates and forfeiture provisions.

Role of Management. For all other Named Executive Officers, Mr. Shippar recommends compensation levels to the Compensation Committee for approval. Recommendations are based on each Named Executive Officer’s experience and responsibility level, on Mr. Shippar’s assessment of her or his performance, and on the executive compensation studies described below. Management also recommends to the Compensation Committee financial and non-financial goals, tied to our strategy under the Company’s incentive compensation plans.

Compensation Committee’s 2007 Executive Compensation Study. The Compensation Committee directed Hewitt to perform a comprehensive review of substantially all executive compensation elements to assist the Compensation Committee in evaluating whether then-current target-level compensation and pay elements were consistent with our compensation philosophy. Hewitt analyzed aggregate compensation, meaning base pay, annual incentives, and long-term incentives, of our five most-highly compensated executive officers—namely, Mr. Shippar, Mr. Schober, Ms. Amberg, Ms. Welty, and Ms. Holquist—as compared to the five most-highly compensated executive officers among a 15-company peer group. The study used substantially the same peer group as was used to measure our performance under the LTIP and the companies were selected by the Compensation Committee based on comparability to ALLETE in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The companies in the peer group were as follows:

Avista Corporation Black Hills Corporation CH Energy Group, Inc. Consolidated-Tomoka Land Company Great Plains Energy Incorporated IDACORP, Inc. Integrys Energy Group, Inc. MDU Resources Group, Inc.	Nicor Inc. Otter Tail Corporation TECO Energy, Inc. The Empire District Electric Company The St. Joe Company Vectren Corporation Wisconsin Energy Corporation

The study also included Hewitt’s custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) to general industry and energy services industry companies.1

[1]The Hewitt peer group consisted of: AGL Resources, Inc.; Allegheny Energy, Inc.; Ameren Corporation; American Electric Power, Inc.; Aquila, Inc.; Black Hills Corporation; CenterPoint Energy, Inc.; Cinergy Corp.; Cleco Corporation; CMS Energy Corporation; DTE Energy Company; Duquesne Light Holdings, Inc.; Dynegy Inc.; E.ON U.S. LLC; Edison International; El Paso Electric Company; Entergy Corporation; Ferrellgas Partners, L.P.; FirstEnergy Corp.; FPL Group, Inc.; IDACORP, Inc.; Kansas City Power & Light Company; Kinder Morgan, Inc.; Midwest Independent Transmission System Operator, Inc.; Mirant Corporation; New York Power Authority; NiSource Inc.; PacificCorp; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; Portland General Electric Company; PPL Corporation; Prisma Energy International Services LLC; Progress Energy, Inc.; Puget Sound Energy, Inc.; Questar Corporation; Reliant Energy, Inc.; SCANA Corporation; Sempra Energy; SUEZ Energy North America, Inc.; Tennessee Valley Authority; TransAlta Corporation; TransCanada Energy USA Inc.; TXU Corp.; WGL Holdings, Inc.; WPS Resources Corporation; and Xcel Energy Inc.

The Hewitt Associates study also looked at key design elements of our AIP and LTIP including financial performance measures, performance requirements to earn threshold, target, and maximum awards, and the mix of long-term incentive awards. In addition, the study compared the value of the accumulated payment obligations of the Company to the Named Executive Officers under our tax-qualified and non-tax-qualified executive retirement plans; the then-current value of unexercised stock options, performance share awards, unvested restricted stock units, long-term incentive cash, and Common Stock owned by each Named Executive Officer; and the value of potential change in control severance benefits. Upon review, the Compensation Committee determined that the energy services industry data was the most relevant reference for evaluating the Named Executive Officers’ compensation levels, except for Ms. Holquist, whose compensation was compared to real estate industry market data as described below.

The 2007 Hewitt study indicated that base salaries for the Named Executive Officers were near the 50th percentile of the energy services company benchmarks and the results of the study supported modest annual market adjustments of base salaries for 2008. The study also indicated that target-level annual incentive opportunities for the Named Executive Officers fell near the 50th percentile of energy services company benchmarks, except for Mr. Shippar whose target-level annual incentive opportunity was below the 50th percentile of the energy services company benchmarks. The grant-date value of long-term incentive compensation for the Named Executive Officers was well below the 50th percentile of the energy services company benchmarks. When these elements of compensation were considered in total, the Named Executive Officers’ target-level compensation generally fell below the 50th percentile of the energy services company benchmarks. These percentiles were determined by adjusting the market data to account for the Company’s size based on revenue.

The 2007 Hewitt study indicated that the key design elements of the AIP and LTIP were appropriate, but that our net income and TSR targets are higher than the targets used by our peer group. Upon review of the study, accumulated retirement benefits were determined by the Compensation Committee to be fair and appropriate. Hewitt concluded and the Compensation Committee agreed that potential payments to the Named Executive Officers upon termination of their employment in connection with a change in control of the Company, and the potential value of outstanding long-term incentive awards granted through the LTIP, were substantially below the benefit values provided by the companies in the peer group.

Management-Directed 2007 Real Estate Executive Compensation Study. Unlike other Named Executive Officers, Ms. Holquist focuses exclusively on leading ALLETE Properties, LLC. Ms. Holquist’s compensation program is tied directly to ALLETE Properties’ business strategy. CEL & Associates, Inc. is a real estate business consultant hired by management to advise the Company on executive compensation practices of the real estate industry. In early 2007, the consultant prepared a study comparing Ms. Holquist’s compensation—namely base pay, annual incentives, and long-term incentives—with the compensation of comparable executive-level positions at a 12-company peer group. The companies were selected by CEL & Associates, Inc., based on comparability to ALLETE Properties, LLC in terms of industry, geographic location, and size as measured by net income and revenue. In several instances operating division-level leadership was a more appropriate position match for Ms. Holquist, due to the size of the overall company. The companies in the peer group were as follows:

American Land Lease, Inc. Biltmore Farms, LLC Bonita Bay Group Brookfield Homes Corporation Carlson Real Estate Company Opus Corporation	Ram Realty Services Regency Centers The United Properties, Inc. Watson Land Company Woodlands Operating Company ZOM, Inc.

The CEL & Associates, Inc. study concluded that Ms. Holquist’s base pay was near the 50th percentile, her annual bonus earned in 2006 was above the 50th percentile, and her long-term incentive compensation target opportunity was below the 50th percentile. When elements of compensation were considered in total, Ms. Holquist’s actual compensation was near the 50th percentile.

Both compensation benchmarking studies, along with other considerations the Compensation Committee deemed relevant, such as executive experience, tenure, and performance, formed the basis for Mr. Shippar’s recommendations, the Compensation Committee’s deliberations, and compensation decisions for the Named Executive Officers for 2008.

2008 Executive Compensation Design Changes. Based on the 2007 reviews, the Compensation Committee determined that the Named Executive Officers’ compensation included appropriate elements, but that the total compensation opportunity for 2008 was low compared to market competitive levels. The Compensation Committee’s analysis of the executive compensation studies identified opportunities for executive compensation policy changes to better align our executive compensation programs with our compensation philosophy and objectives described above beginning on page 13.

In early 2008, the Compensation Committee increased Mr. Shippar’s 2008 target AIP opportunity from 40 percent of base salary to 50 percent. In addition, the Compensation Committee awarded Mr. Shippar a discretionary bonus of 1,000 shares of ALLETE Common Stock. The value of this bonus was approximately equal to the difference between the AIP award Mr. Shippar earned for 2007 and the award he would have earned if his AIP target annual incentive opportunity had been 50 percent of base salary. Named Executive Officers received annual market-adjustment salary increases, ranging from 3.9 percent to 4.7 percent, effective June 1, 2008.

The Committee also decided to place more emphasis on long-term performance, increased stock ownership, and executive retention—three factors the Compensation Committee believes better align the Named Executive Officer’s compensation with shareholders’ interests. To accomplish those objectives, the Compensation Committee directed the Company to take the following actions in early 2008:

•
The Company increased the 2008 LTIP target award opportunity for each Named Executive Officer to provide a fair compensation opportunity while at the same time placing more emphasis on pay for performance, increased stock ownership, internal equity and retention. Despite increasing the 2008 LTIP target award opportunities, they remain below the market-competitive levels indicated in the benchmarking studies. The table below shows the specific changes that were implemented.

	Long-Term Incentive Target Opportunities
	2007	2008
Mr. Shippar	$365,500	$450,000
Mr. Schober	$98,900	$150,000
Ms. Amberg	$84,000	$100,000
Ms. Welty	$78,300	$100,000
Ms. Holquist	$182,900	$191,000

•
For performance periods beginning after 2007, the Company lowered the performance requirement to earn a threshold-level and target-level performance share award under the LTIP as measured by the Company’s TSR relative to the 2008 16–company peer group. A participant will now earn a target-level award if the Company’s TSR, measured over a three-year performance period, ranks ninth among the peer group (formerly seventh); and a threshold-level award is earned if the Company’s three-year TSR ranks twelfth among the peer group (formerly tenth).

•	The Company implemented the Severance Plan and amended SERP II (both as discussed above starting on page 18).

2008 Executive Compensation Study. In late 2008, the Compensation Committee directed Hewitt to perform another comprehensive review of substantially all executive compensation elements to assist the Compensation Committee in evaluating whether then-current target-level compensation and pay elements were consistent with our compensation philosophy and to provide context for the Compensation Committee’s 2009 compensation deliberations and decisions, and Mr. Shippar’s recommendations for the other executive officers. Hewitt analyzed aggregate compensation, meaning base pay, annual incentives, and long-term incentives, of our executive officers—as compared to the five most-highly compensated executive officers at each company in a 21-company peer group. The study used the same 16-company peer group as was used to measure our 2008 performance under the LTIP plus five additional diversified electric utilities, which were added to the peer group to better align the peer group with our current operations. All of the companies were selected by the Compensation Committee based on comparability to ALLETE in terms of size (i.e., market capitalization and enterprise value), industry, and stock-trading characteristics (i.e., dividend yield, price-earnings ratio, and market-to-book value). The companies in the 2008 peer group were as follows:

Avista Corporation
Black Hills Corporation
Brookfield Asset Management Inc.
CH Energy Group, Inc.
Consolidated-Tomoka Land Company
DPL Inc.
Great Plains Energy Incorporated
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
Integrys Energy Group, Inc.
MDU Resources Group, Inc.

Nicor Inc.
OGE Energy Corp.
Otter Tail Corporation
PNM Resources, Inc.
TECO Energy, Inc.
The Empire District Electric Company
The St. Joe Company
UIL Holdings Corporation
Vectren Corporation
Wisconsin Energy Corporation

The study also included Hewitt’s custom survey data comparing total compensation (base pay, target-level annual incentives, and target-level long-term incentives) to energy services industry companies.2

[2]The Hewitt peer group consisted of: AEI Services LLC; AGL Resources, Inc.; Allegheny Energy, Inc.; Ameren Corporation; American Electric Power, Inc.; Aquila, Inc.; Black Hills Corporation; CenterPoint Energy, Inc.; Cleco Corporation; CMS Energy Corporation; Constellation Energy Group, Inc.; Dominion Resources, Inc.; DTE Energy Company; Duke Energy Corporation; Dynegy Inc.; Edison International; El Paso Electric Company; Energy Future Holdings Corp.; Entergy Corporation; FirstEnergy Corp.; FPL Group, Inc.; IDACORP, Inc.; Kansas City Power & Light Company; Kinder Morgan, Inc.; Mirant Corporation; NiSource Inc.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; PNM Resources, Inc.; Portland General Electric Company; PPL Corporation; Progress Energy, Inc.; Puget Sound Energy, Inc.; Questar Corporation; Reliant Energy, Inc.; SCANA Corporation; Sempra Energy; Southern Company; WGL Holdings, Inc.; WPS Resources Corporation; and Xcel Energy Inc.

In addition, the study compared the value of the accumulated payment obligations of the Company to the executive officers under our tax-qualified and non-tax-qualified executive retirement plans; the then-current value of unexercised stock options, performance share awards, unvested restricted stock units, long-term incentive cash, and Common Stock owned by each executive officer; and the value of potential change in control severance benefits.

Upon review, the Compensation Committee determined that a blend of the 21-company peer group data and the energy services industry data was the most relevant market value benchmark for evaluating the executive officers’ compensation levels.

The study indicated that base salaries for the executive officers were near the 50th percentile of the blended market value benchmark. The study also indicated that target-level annual incentive opportunities for the executive officers fell below the 50th percentile of the blended market value benchmark. The grant-date value of long-term incentive compensation for the executive officers was well below the 50th percentile of the blended market value benchmark. When these elements of compensation were considered in total, the executive officers’ target-level compensation generally fell below the 50th percentile of the blended market value benchmark. These percentiles were determined by adjusting the market data to account for the Company’s size based on revenue.

The Compensation Committee determined that the potential payments to executive officers upon termination of their employment in connection with a change in control of the Company were substantially below the values provided by the companies in the peer group, but were fair and appropriate. The Compensation Committee also determined that the accumulated retirement benefits were fair and appropriate. Hewitt concluded and the Compensation Committee agreed that the potential value of outstanding LTIP awards were substantially below the comparative values of the peer companies.

This market data, along with other considerations the Compensation Committee deemed relevant, such as regional and national economic conditions, and executive experience, tenure, and performance, formed the basis for the Compensation Committee’s deliberations and compensation decisions for the executive officers in early 2009.

2009 Executive Compensation Design Changes. Based on the review in late 2008, the Compensation Committee determined that the executive officers’ compensation included appropriate elements, but that the AIP and LTIP target award opportunities for each executive officer were low compared to market competitive levels. In early 2009, the Compensation Committee directed the Company to increase AIP target award opportunities for each executive officer by 5 percent of salary.

Although LTIP target award opportunities for each executive officer fell well below the blended market value benchmark, Mr. Shippar recommended no increases to the 2009 LTIP target award opportunities because of economic conditions. Mr. Shippar also recommended no annual market-adjustment salary increases for executive officers and other management-level employees who participate in the AIP and the elimination of all car allowances as cost saving measures. The Compensation Committee approved these recommendations.

The Compensation Committee’s analysis of the executive compensation study did, however, identify opportunities to better align our AIP and LTIP design with our compensation philosophy and objectives described above beginning on page 13. To accomplish those objectives, the Compensation Committee directed the Company to take the following actions in early 2009:

•
The Company changed the AIP design to place more emphasis on pay-for-performance. The change requires the achievement of at least threshold net income performance in order to realize any portion of the AIP target opportunity that is contingent on achieving the AIP strategic goals.

•
The Company changed the mix of long-term incentive awards granted to executive officers in 2009 under the LTIP. Restricted stock units were granted instead of stock options to place more emphasis on increased stock ownership and retention. Each restricted stock unit entitles the executive officer to one share of Common Stock after three years from the award date. Dividend equivalents accrue during the vesting period and are paid in shares of Common Stock. Executive officers must remain employed by the Company at the time the restricted stock units and accrued dividend equivalents vest to receive the full award of Common Stock. The restricted stock units will vest immediately on a prorated basis upon retirement, disability, death, or a change in control of the Company.

•
The Company allocated a greater proportion of the target value LTIP awards to performance shares to maintain a strong emphasis on pay-for-performance. The target value of the 2009 LTIP awards for all executive officers, except for Mr. Shippar, were allocated 67 percent to performance shares and 33 percent to restricted stock units. The target value of Mr. Shippar’s 2009 LTIP award was allocated 75 percent to performance shares and 25 percent to restricted stock units given the responsibility level of his position.

•
The Company changed the group of companies used to measure TSR performance under the LTIP to place more emphasis on long-term performance relative to the electric utility industry. Relative TSR performance is used to determine the number of performance shares earned under the LTIP. The peer group approved for the performance periods beginning after 2008 is comprised of 27 companies selected from the Edison Electric Institute Stock Index based on comparability to the Company in terms of size as measured by market capitalization and payment of a dividend. These changes better align the peer group to our current operations.

The changes to the peer group that were implemented are as follows:

TSR Peer Groups
Performance Period 2009–2011	Performance Periods 2006–2008, 2007–2009, and 2008–2010
Alliant Energy Corporation	Avista Corporation
Avista Corporation	Black Hills Corporation
Black Hills Corporation	Brookfield Asset Management, Inc.
CH Energy Group, Inc.	CH Energy Group, Inc.
Cleco Corporation	Consolidated-Tomoka Land Company
CMS Energy Corporation	Great Plains Energy Incorporated
DPL Inc.	IDACORP, Inc.
Great Plains Energy Incorporated	Integrys Energy Group, Inc.
Hawaiian Electric Industries, Inc.	MDU Resources Group, Inc.
IDACORP, Inc.	Nicor Inc.
Integrys Energy Group, Inc.	Otter Tail Corporation
MGE Energy, Inc.	TECO Energy, Inc.
NorthWestern Corporation	The Empire District Electric Company
NSTAR	The St. Joe Company
NV Energy, Inc.	Vectren Corporation
OGE Energy Corp.	Wisconsin Energy Corporation
Otter Tail Corporation
Pinnacle West Capital Corporation
PNM Resources, Inc.
Portland General Electric Company
Puget Energy, Inc.
TECO Energy, Inc.
The Empire District Electric Company
UIL Holdings Corporation
UniSource Energy Corporation
Vectren Corporation
Westar Energy, Inc.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review and the related discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement to be delivered to Company shareholders.

March 24, 2009

Executive Compensation Committee

Madeleine W. Ludlow, Chair
Kathleen A. Brekken
Sidney W. Emery, Jr.
Jack I. Rajala
Bruce Stender, ex officio

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE―2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards [1]	Option Awards [2]	Non-Equity Incentive Plan Compen sation [3]	Change in Pension Value And Nonqual ified Deferred Compen sation Earnings [4]	All Other Compen-sation [5]	Total
Donald J. Shippar Chairman, President, and Chief Executive Officer	2008 2007 2006	$553,827 $526,577 $499,616	$0 $0 $0	$318,618 $289,914 $198,893	$131,359 $155,869 $147,464	$407,550 $176,033 $260,893	$689,641 $528,777 $789,804	$121,061 $118,697 $130,749	$2,222,056 $1,795,867 $2,027,419

Mark A. Schober Senior Vice President and Chief Financial Officer	2008 2007 2006	$272,085 $258,562 $225,970	$0 $0 $0	$74,535 $51,732 $41,158	$54,734 $53,057 $38,104	$144,331 $77,068 $105,626	$164,692 $87,381 $86,648	$65,005 $62,624 $56,187	$775,382 $590,424 $553,693

Deborah A. Amberg Senior Vice President, General Counsel, and Secretary	2008 2007 2006	$254,785 $243,339 $233,643	$0 $0 $0	$60,811 $48,220 $32,209	$41,755 $37,289 $23,260	$117,526 $63,522 $94,447	$43,029 $17,504 $34,703	$53,534 $55,023 $47,268	$571,440 $464,897 $465,530

Claudia Scott Welty Senior Vice President and Chief Administrative Officer	2008 2007 2006	$236,058 $226,108 $215,223	$0 $0 $0	$57,942 $48,007 $42,228	$36,488 $42,021 $39,618	$108,843 $58,915 $87,895	$139,739 $69,218 $135,783	$65,191 $55,872 $54,911	$644,261 $500,141 $575,658

Laura A. Holquist President of ALLETE Properties, LLC	2008 2007 2006	$253,777 $242,754 $233,508	$0 $0 $0	$86,102 $62,133 $59,160	$0 $9,800 $13,236	$76,400 $249,948 $325,248	$74,781 $26,032 $69,678	$61,724 $66,586 $54,852	$552,784 $657,253 $755,682

[1]The amounts shown in column (e) relate to performance share opportunities for all Named Executive Officers and to restricted stock unit opportunities for Ms. Holquist. The disclosures reflect the dollar amounts the Company recognized as compensation expense for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R requires the Company to estimate forfeitures when stock awards are granted and to reduce its estimated compensation expense accordingly. The Summary Compensation Table was prepared assuming none of the stock awards will be forfeited. The assumptions used to calculate these amounts are disclosed in Note 15 to the Company’s Consolidated Financial Statements included in the Annual Report. The Company recognizes expense for performance shares over the three-year performance period of each award granted; the cost of restricted stock units is also spread over the three-year vesting period. Therefore, the amount shown in column (e) for each Named Executive Officer reflects the sum of one-third of the expense associated with each of his or her performance share awards outstanding as of December 31, 2008, December 31, 2007, and December 31, 2006; the amount shown for Ms. Holquist includes 30 percent of the expense on each of the first and second years of the award and 40 percent of the expense on the third year of the award associated with her outstanding restricted stock unit awards outstanding as of December 31, 2008, December 31, 2007 and December 31, 2006. The values shown for stock awards are theoretical, since the value a Named Executive Officer actually earns will depend on the extent to which his or her LTIP goals are achieved and on the market price of our Common Stock. The 2007 amount shown in column (e) for Mr. Shippar also reflects the amount the Company recognized as compensation expense for financial statement reporting purposes in accordance with SFAS 123R for a discretionary stock bonus of 1,000 shares of Common Stock earned in 2007 and valued at the February 13, 2008 closing price of $37.77.

[2]The amounts shown in column (f) reflect the dollar amounts the Company recognized as compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2008, December 31, 2007 and December 31, 2006 in accordance with SFAS 123R. SFAS 123R requires the Company to estimate forfeitures when option awards are granted and to reduce estimated compensation expense accordingly. The Summary Compensation Table was prepared assuming none of the option awards will be forfeited. The assumptions used to calculate these amounts are disclosed in Note 15 to the Company’s Consolidated Financial Statements included in the Annual Report. The amount shown for all Named Executive Officers, except Ms. Amberg and Ms. Holquist, who are not retirement-eligible under the Company’s retirement plans, represents the full grant-date fair value of the stock option award in the year of grant because the stock options fully vest upon retirement. The amount shown for Ms. Amberg and Ms. Holquist reflects the sum of one-third of the grant-date fair value of the stock option awards outstanding as of December 31, 2008, December 31, 2007, and December 31, 2006. The values shown for stock options are theoretical, since the value a Named Executive Officer actually realizes will depend on the extent to which the Common Stock’s market value exceeds the exercise price when the stock options are exercised.

[3]The amounts shown in column (g) for 2008 are comprised of the following:

	Annual Incentive Plan*	Results Sharing Program **	Long-Term Incentive Plan
Donald J. Shippar	$378,840	$28,710	–
Mark A. Schober	$130,226	$14,105	–
Deborah A. Amberg	$104,316	$13,210	–
Claudia Scott Welty	$96,604	$12,239	–
Laura A. Holquist	$0	–	$76,400

*The amounts shown include amounts that were earned, as well as amounts that were deferred at the election of the Named Executive Officer. By program design, a portion of Mr. Shippar’s AIP award was contributed to his SERP II deferral account.

**The amounts shown include amounts that were earned, as well as amounts that were deferred at the election of the Named Executive Officer. By program design, a portion of Results Sharing awards were paid in the form of Company contributions to the Named Executive Officers’ RSOP accounts and SERP II deferral accounts.

[4]The amounts in column (h) for 2008 are comprised of the following:

	Aggregate Change in Actuarial Present Value of Accumulated Defined Benefit Pensions During Year	Above-Market Interest on Deferred Compensation*
Donald J. Shippar	$688,758	$883
Mark A. Schober	$164,305	$387
Deborah A. Amberg	$43,029	$0
Claudia Scott Welty	$139,739	$0
Laura A. Holquist	$74,781	$0

*Above-market interest was calculated using a 5.83% rate of return, which exceeds 120% of the applicable federal long-term rate of 4.45%.

[5]The amounts in column (i) for 2008 are comprised of the following:

	Perquisites and Other Personal Benefits *	Tax Reimbursements **	Contributions to the RSOP and Flexible Benefit Plan	Contributions to the Supplemental Executive Retirement Plan II
Donald J. Shippar	$27,128	$9,379	$45,452	$39,102
Mark A. Schober	$17,423	$2,631	$36,649	$8,302
Deborah A. Amberg	$15,349	$890	$31,625	$5,670
Claudia Scott Welty	$16,300	$1,248	$43,333	$4,310
Laura A. Holquist	$14,216	$0	$34,270	$13,238

*Amounts paid in 2008 include: (1) car allowances: Mr. Shippar—$18,268, Mr. Schober—$14,179, Ms. Amberg—$14,179, Ms. Welty—$14,179, Ms. Holquist—$13,716; (2) meal and entertainment expenses for Named Executive Officer’s spouse paid by the Company: Mr. Shippar—$4,329; and (3) costs associated with an annual executive physical for Mr. Shippar—$3,163. Amounts also include reimbursement for financial and tax planning services (up to $1,500 annually), an office parking space, and club memberships having a primary business purpose (but which may also allow Named Executive Officers personal use of the facilities or services). The value assigned to each perquisite given to a Named Executive Officer is based on the aggregate incremental cost to the Company associated with the fringe benefit. The amounts reflect the full, actual cost of the fringe benefit in all cases, except for spouses’ travel and entertainment expenses. The aggregate cost to the Company for spousal travel, meals, and entertainment was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Named Executive Officer been traveling or eating without his or her spouse. In early 2009, the Compensation Committee eliminated all car allowances.

**The tax reimbursements relate to imputed income from spousal travel, executive physicals, and the other above-described perquisites.

GRANTS OF PLAN-BASED AWARDS―2008

The following Grants of Plan-Based Awards Table shows the range of each Named Executive Officer’s annual and long-term incentive award opportunities granted for the fiscal year ended December 31, 2008. The narrative following the table describes the terms of each incentive award opportunity.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name and Award Type [1]	Grant Date	Date of Compen sation Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards [3]
			Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Donald J. Shippar Results Sharing AIP Stock Options Performance Shares	1/22/08 1/22/08 2/01/08 2/01/08	1/22/08 1/22/08 1/22/08 1/22/08	$16,468 $105,000 – –	$27,447 $280,000 – –	$82,341 $560,000 – –	– – – 4,141	– – – 8,282	– – – 16,564	– 1,000[4] – –	– – 33,088 –	– – $39.10 –	– $37,770 $131,359 $398,364
Mark A. Schober Results Sharing AIP Stock Options Performance Shares	1/22/08 1/22/08 2/01/08 2/01/08	1/22/08 1/22/08 1/22/08 1/22/08	$8,091 $36,094 – –	$13,485 $96,250 – –	$40,454 $192,500 – –	– – – 1,151	– – – 2,301	– – – 4,602	– – – –	– – 13,787 –	– – $39.10 –	– – $54,734 $110,678
Deborah A. Amberg Results Sharing AIP Stock Options Performance Shares	1/22/08 1/22/08 2/01/08 2/01/08	1/22/08 1/22/08 1/22/08 1/22/08	$7,577 $28,913 – –	$12,629 $77,100 – –	$37,887 $154,200 – –	– – – 767	– – – 1,534	– – – 3,068	– – – –	– – 9,191 –	– – $39.10 –	– – $36,488 $73,785
Claudia Scott Welty Results Sharing AIP Stock Options Performance Shares	1/22/08 1/22/08 2/01/08 2/01/08	1/22/08 1/22/08 1/22/08 1/22/08	$7,021 $26,775 – –	$11,701 $71,400 – –	$35,103 $142,800 – –	– – – 767	– – – 1,534	– – – 3,068	– – – –	– – 9,191 –	– – $39.10 –	– – $36,488 $73,785
Laura A. Holquist AIP LT Incentive Cash RSUs	1/22/08 1/22/08 2/01/08	1/22/08 1/22/08 1/22/08	– $76,400 –	$174,353 $95,500 –	– $114,600 –	– – –	– – –	– – –	– – 2,393	– – –	– – –	– – $85,406

[1]Results Sharing awards are made under the Results Sharing program. AIP awards are made under the AIP. Performance shares and stock options, and for Ms. Holquist long-term incentive cash and restricted stock units (RSUs), are awarded under the LTIP.

[2]Actual awards earned are shown in column (g) of the Summary Compensation Table on page 26. By program design, there is no threshold or maximum target opportunity for Ms. Holquist's AIP.

[3]The amounts shown in column (m) reflect the full grant-date fair value calculated in accordance with SFAS 123R, using the same assumptions used in the valuation of compensation expense for the Company’s Consolidated Financial Statements contained in the Annual Report, but do not take into consideration the effect of estimated forfeitures. The full grant-date fair market value is the total amount that we will recognize as an expense over the awards vesting period pursuant to SFAS 123R, except that the amounts shown do not include a reduction for forfeitures. The amounts shown for stock options, performance shares and restricted stock units are the values of the awards for accounting purposes; the value a Named Executive Officer actually realizes from stock options will depend on the extent to which the Common Stock’s market value exceeds the exercise price when the stock options are exercised. The value a Named Executive Officer realizes from performance shares will depend on actual Common Stock performance relative to the 16-company peer group discussed on page 17, and market price appreciation and dividend yield. The value Ms. Holquist realizes from restricted stock units will depend on the market price appreciation of Common Stock.

[4]The amount reflects a discretionary stock bonus of 1,000 shares of Common Stock earned for 2007 performance. The grant-date fair value shown in column (m) is based on $37.77, the closing price of Common Stock on February 13, 2008.

GRANTS OF PLAN-BASED AWARDS DISCUSSION

The Company’s 2008 incentive awards for all Named Executive Officers except Ms. Holquist consisted of two annual incentive opportunities—Results Sharing and the AIP—and two long-term incentive opportunities—performance shares and stock options. Ms. Holquist’s 2008 incentive opportunities consisted of the AIP, long-term incentive cash, and restricted stock units. Each incentive is discussed below. The annual incentives are presented first, followed by a description of the long-term incentives.

Results Sharing. The 2008 Results Sharing award was based on the achievement of both financial goals and operational goals. The target financial goal was net income from continuing operations of $82.34 million, excluding certain non-operational events (NICO). The specific operational goals related to safety, reliability, and environmental protection. Results Sharing awards are adjusted downward by up to 40 percent if the operational goals are not met. The amounts shown in column (d) in the Grants of Plan-Based Awards Table above reflect the minimum Results Sharing awards payable, which were set at 3 percent of salary, and would have been payable if the financial target had been met but no operational goals were achieved. The target Results Sharing awards shown in column (e) were set at 5 percent of salary, and would have been payable if the financial target and all operational goals were met. The amounts shown in column (f) reflect the maximum Results Sharing awards payable, which were set at 15 percent of salary, and would have been earned if the financial results had exceeded the target by 48 percent and all operational goals were met.

The amount shown in column (g) of the Summary Compensation Table on page 26 includes Results Sharing awards earned in 2008 equal to 5.23 percent of base salary for each Named Executive Officer, except Ms. Holquist who does not participate in the program. The award amount reflects results of NICO exceeding target by $530,000 and 100 percent of the operational goals having been met. The Company contributes half of the Results Sharing award as Common Stock to the Named Executive Officer’s RSOP account. Named Executive Officers, like all Results Sharing participants, may elect to receive the remaining portion of the award in cash or to contribute some or all of it to their RSOP account. A Named Executive Officer who retires, dies, or becomes disabled during the year remains eligible to receive a Results Sharing award prorated to reflect the portion of the year actually worked. The Compensation Committee also has discretion to pay a prorated Results Sharing award to any Named Executive Officer who terminates employment for other reasons during the year.

Annual Incentive Plan. For all the Named Executive Officers, except Ms. Holquist, whose 2008 AIP opportunity is discussed separately below, the following were the 2008 AIP performance goals, measures, and goal weighting.

AIP Performance Goals	Goal Measure (Threshold Performance)	Goal Weighting
NICO	$79.87 million	50%
Cash from Operating Activities (CFOA)	$106.70 million	25%
Strategic Goals	Various; See below	25%

Strategic goals for 2008 were related to the Company’s ability to transition wholesale electric service agreements from cost of service based rates to formula based rates and implement initiatives that will allow the Company to increase supplies of renewable energy, which is discussed in Part I, Item 1 of the Annual Report. Other strategic goals were related to leadership development and succession planning.

A threshold performance level was established for each AIP performance goal and each goal’s achievement was independently measured. By design, no awards are earned if both financial goal results fall below their threshold performance levels and no progress is made on the strategic goals. The amount of the target award opportunity earned is based on the goal weighting percentage assigned to the AIP performance goals achieved. The amounts shown in column (d) of the Grants of Plan-Based Awards Table reflect the minimum AIP award that would be payable—ranging from 11.25 percent to 18.75 percent of base salary—if both financial results are at threshold and if there is no progress on strategic goals. The amounts shown in column (e) reflect the AIP target-level awards that would be payable—ranging from 30 percent to 50 percent of base salary—if NICO and CFOA results exceed the threshold by 3 percent and all strategic goals are achieved. The amount shown in column (f) reflects maximum AIP awards that would be payable—ranging from 60 percent to 100 percent of base salary—if NICO and CFOA results exceed the threshold by 14 percent and all strategic goals are surpassed. Actual 2008 NICO exceeded the threshold by 4 percent, or $3 million; CFOA exceeded threshold by   43 percent, or $45.4 million; and strategic goals, overall, were met. As a result, the amounts shown in column (g) of the Summary Compensation Table on page 26 include AIP awards earned at 135.3 percent of target in 2008 ranging from 41 percent to 68 percent of base salary for the Named Executive Officers, other than Ms. Holquist.

Ms. Holquist’s 2008 AIP award opportunity was established based on a stepped percentage of ALLETE Properties’ revenue from land sales (ranging from 0 percent if revenue was less than $25.9 million up to 0.36 percent if revenue was at least $43.2 million) plus a stepped percentage of net income from real estate operations (ranging from 0 percent if net income from real estate operations was less than $7.5 million up to 0.15 percent if net income from real estate operations was at least $12.5 million). Ms. Holquist could have earned from 0 percent to 120 percent of the award opportunity based on the achievement of specific goals. Her goals for 2008 included meeting several strategic goals including: planning, engineering design and permitting for Ormond Crossings, which are discussed in Part I, Item 1 of the Annual Report. Other strategic goals related to identifying real estate acquisition opportunities, achieving net income from real estate operations and leadership development objectives.

The amount shown in column (e) of the Grants of Plan-Based Awards Table on page 28 reflects Ms. Holquist’s 2008 AIP target opportunity, which would be payable if ALLETE Properties’ revenue from land sales was $43.2 million, if net income from real estate operations was $12.5 million, and if Ms. Holquist achieved her strategic goals. Ms. Holquist did not earn an AIP award in 2008 because ALLETE Properties did not achieve its revenue from land sales or net income goals.

Named Executive Officers may elect to receive their AIP award in cash, or to defer some or all of it in accordance with SERP II. Named Executive Officers who retire, die, or become disabled during the year remain eligible to receive a prorated AIP award if the applicable performance goals are achieved. Named Executive Officers who terminate employment for any other reason forfeit the AIP award.

Stock Options. The Named Executive Officers, except Ms. Holquist, received stock option awards in 2008 under the LTIP. The number of stock options granted to the Named Executive Officers is shown in column (k) of the Grants of Plan-Based Awards Table on page 28. Once vested, each stock option gives the Named Executive Officer the right to purchase one share of Common Stock at an exercise price equal to the closing share price of Common Stock on the grant date shown in column (b) of the Grants of Plan-Based Awards table. The stock options vest in three equal installments—on the first, second, and third anniversary of the grant date, respectively. Stock options expire ten years from the grant date. The stock options vest immediately upon retirement, disability, or death and expire on the earlier of the original expiration date or three years from the date of retirement or one year from the date of disability or death; stock options also vest immediately upon a change in control, without triggering any change in the expiration date. If the Company terminates a Named Executive Officer’s employment for cause, outstanding stock options are forfeited. If a Named Executive Officer's employment is terminated for any other reason, he or she has 90 days in which to exercise vested stock options and unvested stock options are forfeited. The Company’s compensation expense for 2008, 2007, and 2006 recorded in its Consolidated Financial Statements included in the Annual Report for stock option awards to each Named Executive Officer is reported in column (f) of the Summary Compensation Table on page 26.

Performance Shares. Three performance share awards, each encompassing a different multi-year performance period, are reflected in the compensation tables and further described below. These performance share awards are summarized as follows:

Performance Period Beginning	Performance Period Ending	Status of Performance Share Award as of December 31, 2008
January 1, 2008	December 31, 2010	Unearned; Not Vested
January 1, 2007	December 31, 2009	Unearned; Not Vested
January 1, 2006	December 31, 2008	Not Earned

In 2008, the Named Executive Officers, except Ms. Holquist, were granted performance share awards for the three-year performance period beginning on January 1, 2008 and ending on December 31, 2010. The number of shares of Common Stock earned pursuant to the 2008 performance share awards will be based on the Company’s TSR ranking relative to a 16-company peer group. A more detailed discussion of the TSR peer group is contained in the Compensation Discussion and Analysis section beginning on page 16.

The amounts shown in column (g) of the Grants of Plan-Based Awards Table reflect the minimum 2008 performance share award payable, set at 50 percent of the target amount shown in column (h), which will be earned if ALLETE’s TSR for the three-year performance period ranks twelfth among the peer group. The amounts shown in column (h) reflect the target performance share award payable if ALLETE’s TSR for the three-year performance period ranks ninth among the peer group. The amount shown in column (i) reflects the maximum performance share award payable, set at 200 percent of the target amount, which will be earned if ALLETE’s TSR for the three-year performance period ranks third or higher among the peer group. A performance share award is earned at each ranking from twelfth to first.

Dividend equivalents accrue during the performance period and are paid in shares, but only to the extent performance goals are achieved. If earned, 100 percent of the performance shares will be paid in Common Stock after the end of the performance period. A Named Executive Officer who retires, dies, or becomes disabled during the performance period remains eligible to receive a payment of performance shares prorated to reflect the portion of the performance period actually worked. Upon a change in control, performance share awards would immediately pay out on a prorated basis, including dividend equivalents, at the greater of the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies. The amount recorded as compensation expense in the Company’s Consolidated Financial Statements included in the Annual Report for performance share awards to each Named Executive Officer is shown in column (e) of the Summary Compensation Table on page 26.

Performance shares awarded for both the 2008–2010 and the 2007–2009 performance periods remain unearned. The number of performance shares awarded to each Named Executive Officer in each of those periods is shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End Table on page 33. An estimated market value of the unearned and unvested performance shares, assuming maximum performance in the case of the 2008–2010 performance period and threshold performance in the case of the 2007–2009 performance period is shown in column (i) of that table. The actual value, if any, to the Named Executive Officers will be determined at the end of 2009 and 2010, respectively, based on the Company’s actual TSR ranking for the three-year performance period relative to the peer group.

During the three-year performance period 2006–2008, the Company’s shareholders realized a TSR of –20.8 percent on their investment in Common Stock, ranking the Company thirteenth among the peer group of 16 comparable companies. As a result, the Named Executive Officers did not earn a performance share payout for the 2006–2008 performance period.

Restricted Stock Units. The number of restricted stock units awarded to Ms. Holquist in 2008 is shown in column (j) of the Grants of Plan-Based Awards Table. Each restricted stock unit entitles her to receive one share of Common Stock when the unit vests after the period of time specified in the award. The restricted stock units granted to Ms. Holquist in 2008 vest in three installments, with 30 percent vesting on each of the first and second anniversaries of the award date and 40 percent vesting on the third anniversary of the award date. Ms. Holquist must remain employed by the Company at the time restricted stock units vest to receive the Common Stock. Ms. Holquist will receive no dividend equivalents during the vesting period. Upon her retirement, disability, or death, a prorated number of the restricted stock units would vest immediately. Upon a change in control, restricted stock units would vest immediately. The compensation expense recorded on the Company’s Consolidated Financial Statements for the restricted stock units awarded to Ms. Holquist is included in the amount shown for her in column (e) of the Summary Compensation Table on page 26. The number of unvested restricted stock units outstanding at the end of 2008 is shown in column (f) of the Outstanding Equity Awards at Fiscal Year-End Table on page 33, while the value of the award is shown in column (g).

Long-Term Incentive Cash Award. Payment of the long-term incentive cash opportunity awarded to Ms. Holquist in 2008 was contingent on her achievement of her 2008 AIP strategic goals. The amount shown in column (d) of the Grants of Plan-Based Awards Table in connection with Long-Term Incentive Cash reflects the minimum long-term incentive cash award payable, set at 80 percent of target, which she would earn if she made some progress toward her AIP strategic goals as determined by Mr. Shippar. The amount shown in column (e) of the Grants of Plan-Based Awards Table in connection with Long-Term Incentive Cash reflects a target-level award that would be payable if Ms. Holquist met all of her 2008 AIP strategic goals. The amount shown in column (f) of the Grants of Plan-Based Awards Table reflects the maximum award payable, set at 120 percent of target, which Ms. Holquist would earn if she exceeded her 2008 AIP strategic goals. The long-term incentive cash award earned is payable in three installments, with 30 percent vesting on each of the first and second anniversaries of the award date, and 40 percent vesting on the third anniversary of the award date. Ms. Holquist must remain employed by the Company on the vesting dates to receive the cash payments. The long-term incentive cash award earned would vest immediately on a prorated basis upon retirement, disability, or death. Upon a change in control, the long-term incentive cash award would be calculated as if the end of the performance year had occurred, based on performance through the date of the change in control. The long-term incentive cash award actually earned by Ms. Holquist in 2008, equal to 30 percent of her base salary, is shown in column (g) of the Summary Compensation Table on page 26. The award amount was based on the fact that Ms. Holquist, overall, met 80 percent of her 2008 AIP strategic goals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END—2008

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Option Awards				Stock Awards
Name	Number ofSecurities Underlying Unexercised Options		OptionExercise Price	OptionExpiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) [4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested [5]
	Exercisable (#)	Unexercisable (#) [1]
Donald J. Shippar					0	$0.00	22,062	$711,941
	7,217	0	$29.79	1/02/2012
	13,905	0	$37.76	2/02/2014
	19,618	0	$41.35	2/01/2015
	13,504	6,752	$44.15	2/01/2016
	6,375	12,750	$48.65	2/01/2017
	0	33,088	$39.10	2/01/2018
Mark A. Schober					0	$0.00	5,969	$192,620
	4,413	0	$29.79	1/02/2012
	2,207	0	$23.79	2/03/2013
	3,579	0	$37.76	2/02/2014
	4,167	0	$41.35	2/01/2015
	3,489	1,745	$44.15	2/01/2016
	2,170	4,340	$48.65	2/01/2017
	0	13,787	$39.10	2/01/2018
Deborah A. Amberg					0	$0.00	4,110	$132,630
	1,360	0	$27.40	1/02/2011
	1,209	0	$29.79	1/02/2012
	1,209	0	$23.79	2/03/2013
	1,070	0	$37.76	2/02/2014
	3,549	0	$41.35	2/01/2015
	4,002	2,002	$44.15	2/01/2016
	1,843	3,688	$48.65	2/01/2017
	0	9,191	$39.10	2/01/2018
Claudia Scott Welty					0	$0.00	4,068	$131,274
	3,862	0	$27.40	1/02/2011
	3,367	0	$29.79	1/02/2012
	3,367	0	$23.79	2/03/2013
	3,557	0	$37.76	2/02/2014
	4,338	0	$41.35	2/01/2015
	3,628	1,814	$44.15	2/01/2016
	1,718	3,438	$48.65	2/01/2017
	0	9,191	$39.10	2/01/2018
Laura A. Holquist					4,580	$147,797	–	–
	3,708	0	$37.76	2/02/2014
	4,516	0	$41.35	2/01/2015

[1]Each option award has a ten-year term. Therefore, the grant date for each award is the date ten years prior to the date shown in column (e). Options vest in three equal installments on each of the first, second, and third anniversaries of the grant date.

[2]The amount shown for Ms. Holquist includes 829 restricted stock units granted to her in February 2006, 1,358 restricted stock units granted in February 2007, and 2,393 restricted stock units granted in February 2008. Thirty percent of the restricted stock units vest on the first and second anniversaries of the grant date, and 40 percent vest on the third anniversary of the grant date.

[3]The amount shown was calculated by multiplying the number of units in column (f) by $32.27, the closing price of Common Stock on December 31, 2008.

[4]Represents the Common Stock that would be payable for outstanding performance share awards if threshold performance were achieved (a TSR ranking of 10th among the 16-company peer group) for the performance periods 2007–2009 and if maximum performance was achieved (a TSR ranking of 3rd or higher among the 16-company peer group) for the performance period 2008–2010.

[5]These amounts were calculated by multiplying the number of shares and units in column (h) by $32.27, the closing price of Common Stock on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED—2008

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#) [1]	Value Realized on Vesting
Donald J. Shippar	–	–	1,000	$37,770
Mark A. Schober	–	–	–	–
Deborah A. Amberg	3,830	$89,454	–	–
Claudia Scott Welty	–	–	–	–
Laura A. Holquist	–	–	1,204	$45,475

[1]The amount shown in column (d) for Mr. Shippar reflects a stock bonus of 1,000 shares of Common Stock valued at the February 13, 2008 closing price of $37.77, which was reported in column (e) of the Summary Compensation Table on page 26; and for Ms. Holquist, 622 restricted stock units granted in February 2006 and 582 restricted stock units granted to her in February 2007, both of which grants vested in 2008.

PENSION BENEFITS—2008

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#) [1]	Present Value of Accumulated Benefit [2]	Payments During Last Fiscal Year
Donald J. Shippar	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$824,464	$0
	Minnesota Power and Affiliated Companies Retirement Plan B	1.08	$113,615	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	28.00	$489,427	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	32.00	$2,415,032	$0
Mark A. Schober	Minnesota Power and Affiliated Companies Retirement Plan A	28.67	$626,832	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	30.92	$430,695	$0
Deborah A. Amberg	Minnesota Power and Affiliated Companies Retirement Plan A	16.17	$133,777	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	18.33	$72,551	$0
Claudia Scott Welty	Minnesota Power and Affiliated Companies Retirement Plan A	27.67	$690,589	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	25.92	$162,617	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	29.92	$267,223	$0
Laura A. Holquist	Minnesota Power and Affiliated Companies Retirement Plan A	19.58	$199,502	$0
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	21.83	$247,132	$0

[1]The amounts in column (c) for SERP II reflect actual years of service with the Company. Credited service under Retirement Plan A (as defined below) stopped on September 30, 2006 and under SERP I stopped on December 31, 2004. Mr. Shippar's credited service under Retirement Plan B (as defined below) reflects the actual time that he was an active participant in Retirement Plan B.

[2]The amounts shown in column (d) represent the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled at retirement assuming they retire at age 62, the earliest age at which Named Executive Officers may receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 6.12 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION

Minnesota Power and Affiliated Companies Retirement Plan A (Retirement Plan A) is a tax-qualified defined benefit pension plan that covers the majority of our nonunion employees, including the Named Executive Officers. Pension benefits are based on the employee’s years of service and the employee’s final average earnings. Final average earnings covered by Retirement Plan A include the highest consecutive 48 months of salary and Results Sharing awards in the last 15 years of service. As the result of a Company-wide nonunion benefit change, Named Executive Officers have not accrued additional credited service under Retirement Plan A since September 30, 2006. The pension benefit is calculated as a life annuity using the following formula:

[	0.8%	×	years of credited service from July 1, 1980 through September 30, 2006	]	×	final average earnings
plus (for Named Executive Officers hired before July 1, 1980)
[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	final average earnings
Mr. Shippar is also entitled to a pension benefit under the Minnesota Power and Affiliated Companies Retirement Plan B (Retirement Plan B) based on a position he held previously. Retirement Plan B is a tax-qualified defined benefit pension plan that covers the majority of our union employees. His Retirement Plan B pension benefit is calculated as a life annuity using the following formula:

[	10%	+	(1% × years of credited service)	]	×	final average earnings

The 10 percent portion of the formulas is prorated, based on years of service, between Retirement Plan A and Retirement Plan B for Mr. Shippar. Final average earnings covered by Retirement Plan B include the highest consecutive 48 months of salary and Results Sharing awards in the last 10 years of service. The remaining terms of Retirement Plan B are substantially the same as Retirement Plan A (Retirement Plan A and Retirement Plan B are collectively referred to as the Retirement Plans).

Normal retirement age under the Retirement Plans is age 65 with at least five years of continuous service with the Company. Named Executive Officers become eligible for an unreduced early retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least   40 years of continuous service. Named Executive Officers are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early retirement benefit commencement age. Mr. Shippar, Mr. Schober, and Ms. Welty are currently eligible to receive early retirement benefits. Ms. Amberg and Ms. Holquist have a vested Retirement Plan A benefit, but are not currently eligible to receive early retirement benefits.

Each Named Executive Officer is married. The normal form of Retirement Plan A benefit payment for married participants is a life annuity with a 60 percent surviving spouse benefit. The normal form of Retirement Plan B benefit payment for married participants is a life annuity with a 50 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for both Retirement Plans. The Retirement Plans do not provide for lump sum distributions. Once pension benefit payments have commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of 3 percent per year.

Both the annual earnings that may be considered in calculating benefits under the Retirement Plans and the annual benefit amount that the Retirement Plans may deliver to a Named Executive Officer are limited by the Tax Code. The SERP Plans are designed to provide supplemental pension benefits, paid out of general Company assets, to eligible executives including the Named Executive Officers, in amounts sufficient to maintain total pension benefits upon retirement at the level which would have been provided by our Retirement Plans if benefits were not restricted by the Tax Code. The SERP formula is calculated as follows:

[	0.8%	×	years of credited service from July 1, 1980 through retirement or termination date	]	×	SERP final average earnings
plus (for Named Executive Officers hired before July 1, 1980)
[	10%	+	(1% × years of credited service prior to July 1, 1980)	]	×	SERP final average earnings

The compensation generally used to calculate SERP benefits is the sum of a participant's (i) annual salary and Results Sharing awards in excess of the Tax Code limits imposed on Retirement Plan A and (ii) AIP awards. The earnings used for purposes of calculating SERP benefits are equal to the highest consecutive 48 months of such SERP compensation. The highest-consecutive 48-month salary and AIP awards can result from different periods; however, both the salary and the AIP awards must fall within the last 15 years of service. The present value on December 31, 2008 of each Named Executive Officer’s SERP pension benefit is shown in the Pension Benefits Table on page 34. The 2008 increase in the SERP II pension benefit value for each Named Executive Officer is included in column (h) of the Summary Compensation Table on page 26.

Each Named Executive Officer has elected a date when SERP benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP I benefits is a 15-year annuity. The optional form of payment for the SERP I benefits is a life annuity, which is the actuarial equivalent of the normal form of payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP I benefits vest and become payable only if the Named Executive Officer retires after reaching age 50 with 10 years of service. SERP I payments commence upon retirement.

SERP II benefits vest and become payable only if the Named Executive Officer (i) retires after reaching age 50 with 10 years service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 and 10 years of service after becoming disabled. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. The SERP II benefits accrued after December 31, 2004 are accelerated upon a termination in connection with a change in control under the Severance Plan.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits mirror Retirement Plan A’s eligibility requirements and early retirement benefits discussed above.

NONQUALIFIED DEFERRED COMPENSATION—2008

(a)	(b)	(c)	(d)	(e)	(f)
Name	Plan Name	Executive Contributions in 2008 [1]	Company Contributions in 2008 [2]	Aggregate Earnings in 2008 [3]	Aggregate Balance as of December 31, 2008[4]
Donald J. Shippar	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	($47,122)	$380,429
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$21,958	$324,161	($90,019)	$661,433
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$10,952	$199,151
Mark A. Schober	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	($162,484)	$602,041
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$178,771	$8,879	$26,667	$717,753
	Minnesota Power and Affiliated Companies Executive Investment Plan II	$0	$0	$4,959	$90,182
Deborah A. Amberg	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	($59,076)	$205,260
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$88,669	$5,927	($46,718)	$140,000
Claudia Scott Welty	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	($121,858)	$485,872
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$199,123	$4,310	$30,942	$860,082
Laura A. Holquist	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan	$0	$0	($35,160)	$866,302
	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II	$13,238	$0	$18,596	$1,107,245

[1]The amounts shown in column (c) include the following amounts (i) salary earned and deferred in 2008 that was also reported in column (c) of the Summary Compensation Table: Mr. Shippar—$21,958; Mr. Schober—$48,545; and  Ms. Welty—$117,010; (ii) compensation that was earned and deferred in 2008 that was also reported in column (g) of the 2008 Summary Compensation Table: Mr. Schober—$130,226; Ms. Amberg—$88,669; Ms. Welty—$82,113; (iii) compensation that was earned and deferred in 2008 that was also reported in column (i) of the 2008 Summary Compensation Table for Ms. Holquist —$13,238.

[2]Amounts shown in column (d) reflect compensation that was earned and deferred in 2008 that was also reported in column (g) of the Summary Compensation Table for Mr. Shippar —$285,059; Mr. Schober —$577; Ms. Amberg—$258 and in column (i) of the Summary Compensation Table: Mr. Shippar—$39,102; Mr. Schober—$8,302; Ms. Amberg —$5,670; and Ms. Welty—$4,310.

[3]The amounts shown in column (e) represent realized earnings, including above-market interest earned in 2008 on nonqualified deferral balances, which was also reported in column (h) of the Summary Compensation Table as follows: Mr. Shippar—$883 and Mr. Schober—$387. Above-market interest was calculated using a 5.83% rate of return, which exceeds 120% of the applicable federal long-term rate of 4.45%.

[4]The aggregate balance shown for the SERP II includes compensation that was previously earned and reported in 2006 and 2007 on the Summary Compensation Table as follows: Mr. Shippar—$428,871, Mr. Schober—$338,405, Ms. Amberg—$136,779, Ms. Welty—$435,813, and Ms. Holquist— $505,641. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2008. The aggregate balances shown for the SERP I and the Minnesota Power and Affiliated Companies Executive Investment Plan II include compensation that was previously earned and reported prior to 2006 and have since been adjusted for investment performance (i.e., earnings and losses).

The SERP also provides a supplemental defined contribution benefit and a deferral account benefit. The SERP supplemental defined contribution benefit is designed to provide Named Executive Officers a benefit that is substantially equal to the benefit they would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the Flexible Benefit Plan and RSOP. Annually, each Named Executive Officer may elect to defer to a SERP II deferral account, on a before-tax basis, some or all of his or her salary and AIP award. Named Executive Officers whose base salary is below the tax-qualified benefit plan’s annual compensation limits may also elect to defer some or all of the SERP II defined contribution benefit. Named Executive Officers can select among different crediting rates to apply to deferral balances under the SERP Plans, which match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The Named Executive Officers may change their investment elections at any time. The amount of the 2008 SERP II defined contribution benefit received by each Named Executive Officer is included in column (i) of the Summary Compensation Table. The aggregate amount each Named Executive Officer elected to defer and the amount that the Company contributed to the SERP II in 2008 is shown in the Nonqualified Deferred Compensation Table on page 37.

Each Named Executive Officer has elected a date when benefit payments from his or her SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. Generally, SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. However, for contributions made prior to January 1, 2005, the full SERP I deferral account balance will be paid prior to the scheduled commencement date to any Named Executive Officer who is not eligible to retire at the time he or she terminates employment with the Company. In addition, a Named Executive Officer may request an early distribution of some or all of his or her SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the first scheduled payment date, may elect an early withdrawal of contributions made to his or her account prior to January 1, 2005 subject to a 10 percent early withdrawal penalty.

A Named Executive Officer is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005 to his or her SERP II deferral account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee. Contributions made to a SERP II deferral account after December 31, 2004 will be paid in full upon a termination of employment in connection with a change in control.

A Named Executive Officer may elect to receive his or her SERP deferral account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Named Executive Officer who retires will receive a fixed 7.5 percent annual interest crediting rate on his or her deferral account balance until paid in full.

Prior to 1996, the Company also provided executives an opportunity to elect to defer salary and AIP awards under the Minnesota Power and Affiliated Companies Executive Investment Plan II (EIP II), a nonqualified deferred compensation plan. Deferrals pursuant to such opportunity ended in 2002 and EIP II has been closed to new contributions since then. The Company resets the crediting rate under the EIP II annually at 120 percent of the rolling average of the 10-year Treasury Note. The EIP II benefits become payable upon retirement in the form of monthly annuity payments over a 5-, 10-, or 15-year period as elected by the executive. Generally, EIP II benefit payments will not begin earlier than the elected commencement date. However, the Named Executive Officer may request an early distribution of some or all of his EIP II account balance upon a demonstrated severe financial need, or at any time prior to the first scheduled payment date, he may elect an early withdrawal of his account balance subject to a 10 percent early withdrawal penalty.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

On February 13, 2008 the Board of Directors approved the Severance Plan covering each Named Executive Officer as well as other key executives (collectively, Participants). Under the Severance Plan, a change in control of ALLETE generally means any one of the following events:

•	Acquisition by any person, entity, or group acting together of more than 50 percent of the total fair market value or total voting power of the Company’s Common Stock;

•	Acquisition in any 12-month period of 40 percent or more of the Company’s assets by any person, entity, or group acting together;

•	Acquisition in any 12-month period of 30 percent or more of the total voting power of the Company’s Common Stock by any person, entity, or group acting together; or

•	A majority of members of the Board of Directors is replaced during any 12-month period.

Each Named Executive Officer is entitled to receive specified benefits in the event his or her employment is involuntarily terminated six months before or up to two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the Named Executive Officer other than for cause, or (ii) the Named Executive Officer resigns from his or her employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, and felony convictions. Good reason generally means a material reduction in the Named Executive Officer’s responsibilities or authority; a material reduction in his or her supervisor’s responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which a Named Executive Officer provides services; or reassignment to another geographic location more than 50 miles from the Named Executive Officer’s current job location.

Under the Severance Plan, Mr. Shippar, Mr. Schober, Ms. Amberg, and Ms. Welty would be entitled to receive a lump sum severance payment of 2.5 times their annual compensation. Ms. Holquist would receive a severance payment of 1.5 times her annual compensation. Annual compensation includes base salary and an amount representing a target award under the AIP and Results Sharing Program. The Severance Plan also provides a lump sum benefit continuation payment to Mr. Shippar, Mr. Schober, Ms. Amberg, and Ms. Welty approximately equal in value to the benefits (as specified below) that they would have received had they remained in the employ of the Company after their termination for an additional 2.5 years, and in the case of Ms. Holquist, an additional 1.5 years. The lump sum benefit continuation payment includes the value of the following benefits: (i) premiums for medical, dental, and basic group term life insurance benefits, (ii) Company contributions under the Flexible Benefit Plan, (iii) the present value of additional SERP II benefits the Participant would have received under the SERP II had employment continued for 2.5 or 1.5 years after the later of the change in control or termination, as applicable.

As a condition of receiving the payments under the Severance Plan, Participants must sign a waiver of potential claims against the Company, and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one year, recruit any employee or director of the Company for employment for a period of two years, or publicly criticize the Company.

Upon a change in control, awards under the AIP would be calculated as if the end of the performance year had occurred, based on the Company’s performance through the date of the change in control. AIP awards could range from zero to 200 percent of the target award opportunity depending on actual goal results. The SERP II also provides for a lump sum payment of benefits earned after December 31, 2004 through the termination of employment in connection with a change in control. Under the LTIP, if a change in control were to occur, unvested stock options, restricted stock units, and long term incentive cash would immediately vest; performance share awards would immediately pay out on a prorated basis at the target level or the level earned based on then-current actual TSR ranking as compared to the peer group companies, whichever were greater; and long-term incentive cash awards would be calculated as if the end of the performance year had occurred, based on performance through the date of the change in control.

The total amount of severance payments due under the Severance Plan plus any payments accelerated under the AIP, LTIP, and SERP II, due to a change in control, will be limited to an amount which would result in no portion of such amount being subject to excise tax under Section 4999 of the Tax Code, unless the payment would have to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, absent the imposition of the excise tax. If payments to a Named Executive Officer would need to be reduced to an amount less than 85 percent of the amount the Named Executive Officer would otherwise have received, total payments would not be reduced and the Named Executive Officer would instead receive an additional gross-up payment that would provide the Named Executive Officer with the same net after-tax payment the Named Executive Officer would have received if the excise tax had not applied to any of the payments.

If a change in control had occurred on December 31, 2008, and if, as a result, a Named Executive Officer's employment was terminated, the following table illustrates the value that the Named Executive Officer would have received.

Payments	Mr. Shippar	Mr. Schober	Ms. Amberg	Ms. Welty	Ms. Holquist
Severance	$2,170,000	$775,377	$867,375	$702,763	$645,529
Annual Incentive Plan [1]	0	0	0	0	0
Unvested Stock Options [2]	0	0	0	0	0
Performance Shares [3]	454,977	97,083	87,909	82,246	0
Unvested Restricted Stock Units [4]	0	0	0	0	147,797
Unvested Long-Term Incentive Cash	0	0	0	0	193,021
SERP II Pension [5]	489,726	115,747	0	69,655	0
SERP II Defined Contribution [6]	157,113	32,475	22,247	17,174	23,742
Benefits	42,453	40,728	38,715	42,380	23,747
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Excise Tax & Gross-Up	1,340,900	0	425,283	0	0
Total Payments	$4,680,169	$1,086,410	$1,466,529	$939,218	$1,058,836

[1]Because the performance period ended on December 31, 2008, no acceleration of benefits would have occurred under this scenario.

[2]The award values for stock options were calculated based on the difference between the option exercise price and the closing price of Common Stock on December 31, 2008.

[3]Outstanding performance shares for the performance periods 2006—2008, 2007—2009, and 2008—2010 would be accelerated under this scenario. The amounts shown assume that target TSR performance would be used to calculate the award payout for the 2006—2008 and 2007—2009 performance periods, and 116.7 percent of target TSR performance would be used to calculate the award payout for the 2008—2010 performance period and were calculated based on the $32.27 closing share price of Common Stock on December 31, 2008.

[4]The award values for restricted stock units were calculated based on the closing price of Common Stock on December 31, 2008.

5Ms. Amberg and Ms. Holquist would not be eligible for retirement benefits even after being credited with an additional 2.5 and 1.5 years of service, respectively.

[6]The amounts shown reflect 2.5 years and 1.5 years, as applicable, of SERP II defined contribution benefits.

The LTIP also provides for immediate accelerated vesting of stock options and, on a prorated basis, of restricted stock units and long term incentive cash upon the retirement, disability, or death of a Named Executive Officer. Named Executive Officers are given three years from retirement, and one year from disability or death, to exercise all outstanding stock options. Named Executive Officers may be entitled to a prorated performance share award upon retirement, disability, or death if TSR performance goals are achieved at the conclusion of the three-year performance period. The following table illustrates the value Named Executive Officers would have received solely in connection with accelerated vesting triggered by a retirement, disability or death, had the event occurred on December 31, 2008, except as to Ms. Amberg and Ms. Holquist, for whom retirement is not a potential triggering event.

Payments	Mr. Shippar	Mr. Schober	Ms. Amberg	Ms. Welty	Ms. Holquist
Unvested Stock Options [1]	$ 0	$ 0	$ 0	$ 0	$ 0
Performance Shares [2]	108,689	30,197	20,132	20,132	0
Unvested Restricted Stock Units [3]	0	0	0	0	81,708
Unvested Long-Term Incentive Cash [4]	0	0	0	0	102,441
Total Payments	$108,689	$30,197	$20,132	$20,132	$184,149

[1]The award values for stock options were calculated based on the difference between the option exercise price and the $32.27 closing share price of Common Stock on December 31, 2008.

[2]Outstanding performance shares for the performance periods 2006—2008, 2007—2009, and 2008—2010 would be earned on a prorated basis under this scenario if TSR performance goals are achieved at the conclusion of the three-year performance period. The amounts shown assume performance shares would be earned for the 2008—2010 performance period based on TSR performance of 116.7 percent of target through December 31, 2008. The amounts shown assume no performance shares were or would be earned for the 2006—2008 and 2007—2009 performance periods because TSR performance for the applicable performance periods as calculated through December 31, 2008 were below the threshold performance level. Award values were based on the closing price of Common Stock on December 31, 2008.

[3]The award values for restricted stock units were calculated and prorated based on the closing share price on December 31, 2008.

[4]The award value for long-term incentive cash was prorated as of December 31, 2008 in relation to the three year vesting period.

Typically our employees, including the Named Executive Officers, remain employed while on long-term disability and continue to receive retirement benefit contributions as described on page 36. While on long-term disability, Named Executive Officers continue to earn credited service for purposes of calculating the SERP II benefit until the earlier of voluntary resignation or reaching normal retirement age. To calculate an estimate of the additional SERP II benefit that would have been earned by each Named Executive Officer if he or she had gone on long-term disability at December 31, 2008, we compared the discounted net present value of the accumulated SERP II benefit at December 31, 2008 and at normal retirement age. The table below illustrates the estimated additional SERP II benefit that would have been earned.

	Mr. Shippar	Mr. Schober	Ms. Amberg	Ms. Welty	Ms. Holquist
Additional SERP II Benefit [1]	$0	$0	$126,129	$0	$353,577

[1]The amounts shown represent the difference between the discounted net present values of the annual annuity payments to which the Named Executive Officers would be entitled upon a termination of employment occurring on December 31, 2008 and at normal retirement age. The following assumptions were used to calculate the amounts shown above: Each Named Executive Officer became disabled on December 31, 2008 and remained on disability until reaching normal retirement age; discount rate of 6.12 percent; cost of living adjustment of 2.5 percent; and female spouses are assumed to be three years younger than male spouses. The discounted net present values of the accumulated SERP II benefit at age 65 for Mr. Shippar, Mr. Schober, and Ms. Welty is less than the discounted net present value of their accumulated SERP II benefit at December 31, 2008 and therefore there is no benefit enhancement. The discounted net present value of  Ms. Amberg's and Ms. Holquist’s SERP II benefit was $0 as of December 31, 2008 because they were not vested in their SERP II benefit on December 31, 2008. Therefore, the amounts shown for Ms. Amberg and Ms. Holquist reflect the total discounted net present value of their estimated SERP II benefit at age 65, which is deemed an enhancement for these purposes.

Named Executive Officers do not receive any other enhancements to their retirement benefits upon termination of employment other than in connection with a change in control or becoming disabled as described above. Vested retirement benefits become payable upon termination of employment as discussed in the pension benefits discussion starting on page 35. The SERP and EIP II deferral account benefits become payable upon termination of employment as described following the Nonqualified Deferred Compensation Table beginning on page 38.

DIRECTOR COMPENSATION—2008

The Compensation Committee has primary responsibility for the process of developing and evaluating the non-employee Director compensation programs. The Board approves the non-employee Director compensation programs.

The following table sets forth the non-employee Director compensation earned in 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Kathleen A. Brekken	$45,000	$60,000	$0	$3	$222	$105,225
Heidi J. Eddins	$42,000[5]	$60,000	$0	$0	$0	$102,000
Sidney W. Emery, Jr.	$37,500	$60,000	$0	$0	$227	$97,727
James J. Hoolihan	$39,000	$60,000	$0	$0	$467	$99,467
Madeleine W. Ludlow	$43,000	$60,000	$0	$0	$0	$103,000
George L. Mayer	$46,500	$60,000	$0	$0	$229	$106,729
Douglas C. Neve	$44,667	$60,000	$0	$0	$0	$104,667
Roger D. Peirce	$15,833	$0	$0	$0	$263	$16,096
Jack I. Rajala	$45,000	$60,000	$0	$0	$0	$105,000
Bruce W. Stender	$55,000	$60,000	$0	$0	$0	$115,000

[1]This amount reflects the full grant-date fair value calculated in accordance with SFAS 123R of the annual stock retainer paid on June 21, 2008; except as noted below, each Director received 1,373.312 fully-vested shares of Common Stock valued at the June 21, 2008 closing price of $43.69 per share. Mr. Peirce, who retired from the Board on May 13, 2008, did not receive shares.

[2] Mr. Rajala had 3,879 fully-vested stock option awards outstanding as of December 31, 2008.

[3] The amount shown in column (e) is comprised of above-market interest on deferred compensation, calculated using a 5.83% rate of return, which exceeds 120% of the applicable federal long-term rate of 4.45%.

[4] The amounts shown in column (f) reflect tax reimbursement related to spousal travel. The aggregate cost to the Company for spousal travel was calculated as the full actual cost of each benefit in excess of the amount the Company would have paid had the Director been traveling or eating without his or her spouse and, in each case, was less than $10,000.

5Ms. Eddins elected to defer all of her Director fees under the ALLETE Non-Employee Director Compensation Deferral Plan II.

Employee Directors receive no additional compensation for their services as Directors. The Company pays each non-employee Director under the terms of the ALLETE Director Stock Plan an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

	2008 Annual Retainer Fees
	Cash	Stock
Lead Director	$55,000	$60,000
All Other Directors	$30,000	$60,000

In addition, the Company pays each non-employee Director, other than the Lead Director, annual cash retainer fees for each committee and chair assignment as set forth below:

2008 Committee Retainer Fees
	Member Fee	Chair (Includes Member Fee)
Audit Committee	$9,000	$17,500
Compensation Committee	$7,500	$13,000
Corporate Governance Committee	$7,500	$12,000

Retainer fees are prorated based on the actual term of service per year.

The Lead Director receives the Lead Director cash retainer and the Director stock retainer fee, but does not receive any other committee or chair retainers. Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

We prove a deferral account benefit to the Directors under the terms of the ALLETE Director Compensation Deferral Plan (Deferral Plan I) and the ALLETE Non-Employee Director Compensation Deferral Plan II (Deferral Plan II). Deferral Plan I and Deferral Plan II collectively are referred to as the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004.

Annually, each Director may elect to defer to a Deferral Plan II account some or all of his or her cash retainer fees. Directors can select among different investment crediting rates to apply to deferral account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time.

Each Director elects a date when benefit payments from his or her Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made prior to January 1, 2005 to his or her Deferral Plan I account subject to a 10 percent early withdrawal penalty.

A Director is not allowed to elect to receive an early withdrawal of amounts contributed after January 1, 2005 to his or her Deferral Plan II account, except that he or she may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the Compensation Committee.

A Director may elect to receive his or her Deferral Plan account balance in the form of either a lump sum payment or monthly installments over a 5-, 10-, or 15-year period, or a combination of both. A Director who retires from the Board will receive a fixed 7.5 percent annual interest crediting rate on his or her Deferral Plan account balance until paid in full.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the shares of Common Stock available for issuance under the Company’s equity compensation plans as of December 31, 2008.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]
Equity Compensation Plans Approved by Security Holders	674,695	$39.99	939,773
Equity Compensation Plans Not Approved by Security Holders	0	N/A	0
Total	674,695	$39.99	939,733

[1]Excludes the number of securities to be issued upon exercise of outstanding options, warrants, and rights. The amount shown is comprised of: (i) 786,541 shares available for issuance under the LTIP in the form of options, rights, restricted stock, performance units, shares, and other grants as approved by the Compensation Committee of the Board; (ii) 68,767 shares available for issuance under the Director Stock Plan as payment for a portion of the annual retainer payable to non-employee Directors; and (iii) 84,465 shares available for issuance under the ALLETE and Affiliated Companies Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of four non-employee Directors, each of whom has been determined by the Board to be "independent" under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Neve is an "audit committee financial expert" within the meaning of the rules of the SEC. The Audit Committee operates pursuant to a written charter that was amended and restated in January 2008. The current Audit Committee charter is available on the Company's website at www.allete.com. The Audit Committee assists the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit process, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Annual Report.

During 2008, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting, and the Company's compliance with laws and regulations. It also reviewed the Company's process for communicating its code of business conduct and ethics. The Audit Committee approved the appointment of PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2009, subject to shareholder ratification. The Audit Committee received and reviewed the written disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the firm's independence. The Audit Committee has received written material addressing PricewaterhouseCoopers’ internal quality control procedures and other matters, as required by the New York Stock Exchange Listing Standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2008 with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all financial statements prior to their issuance and to discuss significant accounting issues; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the PCAOB in rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company's financial statements. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

All audit and non-audit services and fees for 2008 were pre-approved by the Audit Committee. We have considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2008	2007
Audit Fees [1]	$1,317,000	$1,294,000
Audit-Related Fees [2]	75,000	3,000
Tax Fees [3]	536,000	104,000
All Other Fees [4]	3,000	38,000
Total	$1,931,000	$1,439,000

[1]Audit fees were comprised of audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, subsidiary audits, and security offerings.

[2]Audit-related fees were comprised of assurance services, including accounting consultations in 2007 and construction practices and controls review performed in 2008.

[3]Tax fees were comprised of tax compliance services, including assistance with the preparation of tax returns and claims for tax refunds, and tax consultation and planning services, including assistance with tax audits and appeals and employee benefit plans, and requests for rulings or technical advice from taxing authorities. In 2008, tax compliance services totaled $5,000, and tax consulting and planning services totaled $531,000. In 2007, tax compliance services totaled $29,000, and tax consulting and planning services totaled $75,000.

[4]Other fees were comprised of license fees and maintenance fees for internal audit work paper software and accounting research software, and fees for attendance in 2007 at training sessions sponsored by PricewaterhouseCoopers.

March 24, 2009

Audit Committee

Douglas C. Neve, Chair
James J. Hoolihan
George L. Mayer
Bruce Stender, ex officio

ITEM NO. 2—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board recommends shareholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the year 2009. PricewaterhouseCoopers has acted in this capacity since October 1963.

A representative of PricewaterhouseCoopers will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2009.

ITEM NO. 3—PROPOSAL TO AMEND ARTICLE III OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
INCREASE THE AMOUNT OF AUTHORIZED
CAPITAL STOCK AND COMMON STOCK

The Board recommends that the shareholders approve an amendment to the Company’s Amended and Restated Articles of Incorporation (Articles) to increase the number of authorized shares of Common Stock from 43,333,333 to 80,000,000 (and to correspondingly increase the total number of authorized shares of capital stock from 46,949,333 to 83,616,000). The proposed amendment was unanimously approved by the Board at its meeting on January 20, 2009.

If the shareholders approve the amendment, the Company will amend Article III of the Articles to increase the number of authorized shares of capital stock and Common Stock as described above. If adopted by the shareholders, the increase will become effective upon the filing of Articles of Amendment with the Secretary of State of the State of Minnesota. The proposed Articles of Amendment are attached as Appendix A to this Proxy Statement. The only changes to the Company’s existing Articles following shareholder approval of this amendment would be those numeric changes required to reflect the increase of the amount of authorized capital stock and of Common Stock as proposed above.

As of December 31, 2008, 32,584,913 shares of the Company’s Common Stock were issued and outstanding and 10,748,420 were unissued, including 3,333,490 shares reserved and available for issuance to satisfy the requirements of the Company’s stock plans. As of December 31, 2008, no shares of the Company’s capital stock other than Common Stock were issued. The Board will have full authority to issue the entire amount of additional authorized, but unissued, Common Stock for such proper corporate purposes and on such terms as it may determine without further action on the part of the shareholders. However, any such issuance would be subject to the requirements of applicable law, governmental or regulatory bodies, and of any exchange on which any securities of the Company may be listed. The additional shares of Common Stock, if authorized, would have the same rights and privileges as the shares of Common Stock presently outstanding. The Articles provide that the shares of Common Stock do not carry preemptive rights.

The proposed amendment has been prompted by business and financial considerations and not by anti-takeover considerations. Nevertheless, we are required by the Securities Exchange Act of 1934 to make the following disclosures regarding the potential anti-takeover effect of the proposed increase in the authorized number of shares of Common Stock. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of the Company more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of the Company by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Board although perceived to be desirable by some shareholders. The Board is not aware of any attempt to take control of the Company.

The Board believes that the increase in the number of authorized shares of Common Stock will be advantageous to the Company and its shareholders because it will provide the Company with added flexibility in effecting financings, acquisitions, stock splits, stock dividends, stock distributions and other transactions involving the use of stock. The Company has no present intention to issue any of the newly authorized shares of Common Stock, except for issuances of the Common Stock which may be made in connection with the Company’s Equity Issuance Program described in Note 9 to the Annual Report, Invest Direct® (its direct stock purchase and dividend reinvestment plan), and employee benefits plans. Except in relation to such programs and plans, neither the Company nor any of its officers or directors has entered into any understandings, agreements, plans or discussions regarding the issuance and sale of additional shares of Common Stock.

The Board recommends a vote “FOR” the proposed amendment.

ITEM NO. 4—PROPOSAL TO DELETE ARTICLE V OF THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO
REMOVE THE NAMES AND PLACES OF RESIDENCE OF THE BOARD OF DIRECTORS NAMED THEREIN

The Board recommends that the shareholders approve an amendment to the Articles to delete Article V thereof, effectively removing the names and places of residence of the Directors named therein. If approved by the shareholders, the deletion will become effective upon the filing of Articles of Amendment with the Secretary of State of the State of Minnesota. The proposed Articles of Amendment are attached as Appendix A to this Proxy Statement.

The Articles are dated as of May 8, 2001 and reflect the names and places of residence of the then-current Directors. This information is no longer current and is not required to be included in the Articles pursuant to the Minnesota Business Corporation Act. If approved, this amendment will not have the effect of removing any of the current or newly-elected Directors.

The Board recommends a vote “FOR” the proposed amendment.

OTHER BUSINESS

The Board knows of no other business to be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies promptly so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2010 Annual Meeting

All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 11, 2010 must be received by the Secretary of ALLETE at 30 West Superior Street, Duluth, MN 55802-2093 not later than November 30, 2009. The Company’s Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company’s Secretary. To be timely, advance notice generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of shareholders. Therefore, for the Annual Meeting scheduled for May 11, 2010, ALLETE must receive a shareholder’s notice between January 11, 2010 and February 10, 2010. A shareholder’s notice must also comply with informational and other requirements set forth in the Company’s Bylaws. The persons to be named as proxies in the proxy cards relating to the 2010 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice process prior to February 10, 2010, without discussion of such matter in the Proxy Statement relating to the 2010 Annual Meeting.

By order of the Board of Directors,

Deborah A. Amberg

Deborah A. Amberg
Senior Vice President, General Counsel, and Secretary

March 24, 2009
Duluth, Minnesota

APPENDIX A

ARTICLES OF AMENDMENT
OF
ALLETE, INC.

Amending paragraph 1, Article III and Deleting Article V
of ALLETE, Inc.’s Articles of Incorporation
as Amended and Restated as of May 8, 2001
and as previously amended as of September 20, 2004

ARTICLE III

1.           The total authorized number of shares of capital stock of this Corporation shall be 83,616,000 of which 116,000 shares of the par value of $100 each shall be 5% Preferred Stock, 1,000,000 shares without par value shall be Serial Preferred Stock, 2,500,000 shares without par value shall be Serial Preferred Stock A and 80,000,000 shares without par value shall be Common Stock. Any of the aforesaid shares may be issued and disposed of by the Board of Directors at any time and from time to time, to such persons, firms, corporations, or associations, upon such terms and for such consideration as the Board of Directors may, in its discretion, determine, except as may be limited by law or by these Articles of Incorporation.

ARTICLE V

[Deleted and intentionally reserved.]

A-1